Exhibit 99. 3
Item 8.  Financial Statements and Supplementary Data
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Bowne & Co., Inc.:
     We have audited the accompanying consolidated balance sheets of Bowne & Co., Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008. In connection with our audits of the consolidated financial statements, we also audited the consolidated financial statement schedule listed in Item 15(a)(2). These consolidated financial statements and the consolidated financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and the consolidated financial statement schedule based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bowne & Co., Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related consolidated financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Bowne & Co., Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 16, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
     As discussed in the notes to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” as of January 1, 2007, and Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” as of January 1, 2008. As discussed in Note 21 to the consolidated financial statements, the Company retrospectively adopted Financial Accounting Standards Board Staff Position APB 14-1, “Accounting for Convertible Debt Instruments that May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” and, accordingly, adjusted the previously issued consolidated balance sheets as of December 31, 2008 and 2007 and related statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008.
/s/ KPMG LLP
New York, New York
March 16, 2009, except for Note 21, which is as of July 16, 2009

BOWNE & CO., INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2008 As Adjusted (Note 21)	2007 As Adjusted (Note 21)	2006 As Adjusted (Note 21)
	(In thousands, except per share information)
Revenue	$766,645	$850,617	$833,734
Expenses:
Cost of revenue (exclusive of depreciation and amortization shown below)	525,047	531,230	543,502
Selling and administrative (exclusive of depreciation and amortization shown below)	208,374	242,118	224,011
Depreciation	28,491	27,205	25,397
Amortization	4,606	1,638	534
Restructuring charges, integration costs and asset impairment charges	39,329	17,001	14,159
Purchased in-process research and development	—	—	958

	805,847	819,192	808,561

Operating (loss) income	(39,202)	31,425	25,173
Interest expense	(8,495)	(8,320)	(8,046)
Gain on sale of equity investment	—	9,210	—
Other income, net	5,561	1,127	3,340

(Loss) income from continuing operations before income taxes	(42,136)	33,442	20,467
Income tax benefit (expense)	11,728	(7,890)	(9,811)

(Loss) income from continuing operations	(30,408)	25,552	10,656
Discontinued operations:
Gain on sale of subsidiaries, net of tax	—	—	3,831
Income (loss) from discontinued operations, net of tax	5,719	(223)	(17,835)

Net income (loss) from discontinued operations	5,719	(223)	(14,004)

Net (loss) income	$(24,689)	$25,329	$(3,348)

(Loss) earnings per share from continuing operations:
Basic	$(1.11)	$0.91	$0.34
Diluted	$(1.11)	$0.88	$0.34
Earnings (loss) per share from discontinued operations:
Basic	$0.21	$(0.01)	$(0.45)
Diluted	$0.21	$(0.01)	$(0.45)
Total (loss) earnings per share:
Basic	$(0.90)	$0.90	$(0.11)
Diluted	$(0.90)	$0.87	$(0.11)
See Accompanying Notes to Consolidated Financial Statements

BOWNE & CO., INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2008 As Adjusted (Note 21)	2007 As Adjusted (Note 21)
	(In thousands, except share information)
ASSETS
Current assets:
Cash and cash equivalents	$11,524	$64,941
Marketable securities	193	38,805
Accounts receivable, less allowances of $5,178 (2008) and $4,302 (2007)	116,773	134,489
Inventories	27,973	28,789
Prepaid expenses and other current assets	45,990	43,198

Total current assets	202,453	310,222
Marketable securities, noncurrent	2,942	—
Property, plant and equipment at cost, less accumulated depreciation of $258,425 (2008) and $248,372 (2007)	130,149	121,848
Other noncurrent assets:
Goodwill	50,371	35,835
Intangible assets, less accumulated amortization of $6,781 (2008) and $2,203 (2007)	41,824	9,616
Deferred income taxes	44,368	23,986
Other	8,642	6,495

Total assets	$480,749	$508,002

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$842	$73,035
Accounts payable	47,776	36,136
Employee compensation and benefits	19,181	41,092
Accrued expenses and other obligations	42,085	48,122

Total current liabilities	109,884	198,385
Other liabilities:
Long-term debt and capital lease obligations — net of current portion	88,352	1,835
Deferred employee compensation	75,868	36,808
Deferred rent	19,039	18,497
Other	1,023	525

Total liabilities	294,166	256,050

Commitments and contingencies
Stockholders’ equity:
Preferred stock:
Authorized 1,000,000 shares, par value $.01. Issuable in series — none issued	—	—
Common stock:
Authorized 60,000,000 shares, par value $.01. Issued and outstanding 43,209,432 shares (2008) and 43,165,282 shares (2007)	432	432
Additional paid-in capital	119,676	128,548
Retained earnings	316,411	347,329
Treasury stock, at cost 16,231,761 shares (2008) and 16,858,575 shares (2007)	(216,437)	(225,751)
Accumulated other comprehensive (loss) income, net	(33,499)	1,394

Total stockholders’ equity	186,583	251,952

Total liabilities and stockholders’ equity	$480,749	$508,002

See Accompanying Notes to Consolidated Financial Statements

BOWNE & CO., INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2008 As Adjusted (Note 21)	2007 As Adjusted (Note 21)	2006 As Adjusted (Note 21)
	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(24,689)	$25,329	$(3,348)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Net (income) loss from discontinued operations	(5,719)	223	14,004
Depreciation	28,491	27,205	25,397
Amortization	4,606	1,638	534
Purchased in-process research and development	—	—	958
Asset impairment charges	631	6,588	2,550
Gain on sale of equity investment	—	(9,210)	—
Provision for doubtful accounts	2,954	838	1,419
Non-cash stock compensation	4,104	13,064	3,175
Deferred income tax (benefit) provision	(6,456)	3,526	(1,474)
Tax benefit of stock option exercises	283	1,806	999
Excess tax benefits from stock-based compensation	(221)	(846)	(184)
Other	201	1,140	2,810
Changes in other assets and liabilities, net of acquisitions:
Accounts receivable	23,778	30,046	(14,079)
Inventories	2,387	497	2,686
Prepaid expenses and other current assets	(4,122)	(3,170)	(3,213)
Accounts payable	12,113	(8,095)	5,018
Employee compensation and benefits	(19,716)	7,094	(9,039)
Accrued expenses and other obligations	(10,610)	1,291	(21,768)
Net cash used in operating activities of discontinued operations	(1,275)	(4,075)	(2,335)

Net cash provided by operating activities	6,740	94,889	4,110

Cash flows from investing activities:
Purchases of property, plant and equipment	(22,119)	(20,756)	(28,668)
Purchases of marketable securities	(5,141)	(57,400)	(61,100)
Proceeds from sales of marketable securities	40,600	61,200	109,314
Proceeds from the sale of fixed assets	1,345	222	248
Proceeds from the sale of subsidiaries, net	1,049	—	6,738
Acquisitions of businesses, net of cash acquired	(79,495)	(25,791)	(32,923)
Proceeds from the sale of equity investment	519	10,817	—
Net cash provided by investing activities of discontinued operations	—	1,484	12,519

Net cash (used in) provided by investing activities	(63,242)	(30,224)	6,128

Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility	138,000	1,000	—
Redemption of convertible subordinated debentures	(66,680)	—	—
Payment of borrowings under revolving credit facility and capital lease obligations	(59,485)	(1,948)	(821)
Proceeds from stock options exercised	766	11,714	12,533
Payment of dividends	(5,894)	(6,083)	(6,680)
Purchase of treasury stock	—	(51,749)	(68,558)
Excess tax benefits from stock-based compensation	221	846	184
Other	—	—	(113)
Net cash used in financing activities of discontinued operations	—	—	(100)

Net cash provided by (used in) financing activities	6,928	(46,220)	(63,555)

Effect of exchange rate on cash flows and cash equivalents	(3,843)	3,510	(536)

Net (decrease) increase in cash and cash equivalents	(53,417)	21,955	(53,853)
Cash and Cash Equivalents — Beginning of year	64,941	42,986	96,839

Cash and Cash Equivalents — End of year	$11,524	$64,941	$42,986

See Accompanying Notes to Consolidated Financial Statements

BOWNE & CO., INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME (LOSS)

	Years Ended December 31, 2008, 2007 and 2006 As Adjusted (Note 21)
				Accumulated
				Other
		Additional		Comprehensive
	Common	Paid-In	Retained	Income	Treasury
	Stock	Capital	Earnings	(Loss)	Stock	Total
	(In thousands, except per share information)
Balance at December 31, 2005	$419	$93,478	$337,521	$(2,681)	$(113,652)	$315,085
Comprehensive income (loss):
Net loss			(3,348)			(3,348)
Foreign currency translation adjustment				737		737
Pension liability adjustment (net of tax)				34		34

Comprehensive loss						(2,577)

Cash dividends ($0.22 per share)			(6,680)			(6,680)
Purchase of treasury stock					(68,558)	(68,558)
Non-cash stock compensation and deferred stock conversions		1,923			1,252	3,175
Reclassification of deferred stock compensation		1,349			(1,349)	—
Exercise of stock options	6	8,121			4,406	12,533
Tax benefit of stock option exercises		999				999
Adjustment to initially adopt the provisions of SFAS 158 (net of tax)				(15,494)		(15,494)

Balance at December 31, 2006	$425	$105,870	$327,493	$(17,404)	$(177,901)	$238,483
Adjustment to initially adopt the provisions of FIN 48			590			590
Comprehensive income (loss):
Net income			25,329			25,329
Foreign currency translation adjustment				7,579		7,579
Pension liability adjustment (net of tax)				11,223		11,223
Unrealized loss on marketable securities (net of tax)				(4)		(4)

Comprehensive income						44,127

Cash dividends ($0.22 per share)			(6,083)			(6,083)
Purchase of treasury stock					(51,749)	(51,749)
Non-cash stock compensation and deferred stock conversions		12,106			958	13,064
Exercise of stock options	7	8,766			2,941	11,714
Tax benefit of stock option exercises		1,806				1,806

Balance at December 31, 2007	$432	$128,548	$347,329	$1,394	$(225,751)	$251,952
Comprehensive income (loss):
Net loss			(24,689)			(24,689)
Foreign currency translation adjustment				(11,788)		(11,788)
Pension liability adjustment (net of tax)				(23,000)		(23,000)
Unrealized loss on marketable securities (net of tax)				(105)		(105)

Comprehensive loss						(59,582)

Cash dividends ($0.22 per share)			(5,894)			(5,894)
Non-cash stock compensation, deferred stock conversions and dividend reinvestments		3,983	(335)		456	4,104
Exercise of stock options		441			325	766
Tax benefit of stock option exercises		283				283
Settlement of long-term equity incentive plan		(14,242)			8,533	(5,709)
Debt discount		663				663

Balance at December 31, 2008	$432	$119,676	$316,411	$(33,499)	$(216,437)	$186,583

See Accompanying Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
BOWNE & CO., INC. AND SUBSIDIARIES
(In thousands, except share and per share information and where noted)
Note 1 — Nature of Operations and Summary of Significant Accounting Policies
Nature of Operations
     The Company provides business services that help companies produce and manage their shareholder, investor, marketing and business communications. These communications include: but are not limited to; regulatory and compliance documents; personalized financial statements; enrollment kits; and sales and marketing collateral. Its services span the entire document life cycle and involve both electronic and printed media. Bowne helps clients create, edit and compose their documents, manage the content, translate the documents when necessary, personalize the documents, prepare the documents and in many cases perform the filing, and print and distribute the documents, both through the mail and electronically.
     The largest source of the Company’s revenue by class of service is generally derived from capital markets transactional services, which is driven by a transactional or financing event. This revenue stream is affected by various factors including conditions in the world’s capital markets. Transactional revenue depends upon the volume of public financings, particularly equity offerings, as well as merger and acquisitions activity. Activity in the capital markets is influenced by corporate funding needs, stock market fluctuations, credit availability and prevailing interest rates, and general economic and political conditions. During 2008, the Company experienced a significant decline in revenue from capital markets services primarily resulting from the current economic conditions. If these conditions persist or further deteriorate, they could potentially have a more significant impact on customers’ demand for the Company’s capital market services, which could result in a decrease in revenue in future periods.
     Revenue from other lines of service includes shareholder reporting services and marketing communications product offerings, which generally tend to be more recurring in nature.
Principles of Consolidation
     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions are eliminated in consolidation.
Revenue Recognition
     The Company recognizes revenue in accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104, “Revenue Recognition,” which requires that: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the sales price is fixed or determinable; and (iv) collectibility is reasonably assured. The Company recognizes revenue when services are completed or when the printed documents are shipped to customers. Revenue from virtual dataroom services is recognized when the documents are loaded into the dataroom. Revenue for completed but unbilled work is recognized based on the Company’s historical standard pricing for type of service and is adjusted to actual when billed.
     The Company accounts for sales and other use taxes on a net basis in accordance with Emerging Issues Task Force (“EITF”) Issue No. 06-3 “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement.” Therefore, these taxes are excluded from revenue and cost of revenue in the Consolidated Statements of Operations.
     The Company records an allowance for doubtful accounts based on its estimates derived from historical experience. The allowance is made up of specific reserves, as deemed necessary, on client account balances, and a reserve based upon our historical experience.
Inventories
     Raw materials inventories are valued at the lower of cost or market. Cost of work-in-process is determined by using purchase cost (first-in, first-out method) for materials and standard costs for labor, which approximate actual costs.

Property, Plant and Equipment
     Property, plant and equipment are carried at cost. Maintenance and repairs are expensed as incurred. Depreciation for financial statement purposes is provided on the straight-line method over the estimated useful lives of the assets. The following table summarizes the components of property, plant and equipment:

	December 31,
	2008	2007
Land and buildings	$61,715	$61,776
Machinery and plant equipment	83,919	84,992
Computer equipment and software	143,630	126,042
Furniture, fixtures and vehicles	36,518	36,921
Leasehold improvements	62,792	60,489

	388,574	370,220
Less accumulated depreciation	(258,425)	(248,372)

Net	$130,149	$121,848

     Estimated lives used in the calculation of depreciation for financial statement purposes are:

Buildings	10 – 40 years
Machinery and plant equipment	3 – 12 1/2 years
Computer equipment and software	2 – 5 years
Furniture and fixtures	3 – 12 1/2 years
Leasehold improvements	Shorter of useful life or term of lease
     The Company follows American Institute of Certified Public Accountants Statement of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). SOP 98-1 requires certain costs in connection with developing or obtaining internally used software to be capitalized. Capitalized software totaled approximately $10.2 million in 2008, $4.4 million in 2007 and $4.0 million in 2006 related to software development costs pertaining to the following: development of a new workflow and billing system; development of new human resources and payroll systems; improvements in composition and work-sharing systems; installation of a new financial reporting system; upgrading the existing customer relationship management system; integration of a newly acquired client-facing content management and typesetting solution; and the integration of newly acquired businesses.
     Amortization expense related to capitalized software in accordance with SOP No. 98-1 amounted to approximately $6.7 million in 2008, $4.7 million in 2007, and $3.8 million in 2006. These amounts are included in depreciation expense in the Consolidated Statements of Operations.
Goodwill and Other Intangible Assets
     Statement of Financial Accounting Standard (“SFAS”) SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”), requires annual impairment testing of goodwill based upon the estimated fair value of the Company’s reporting units. At December 31, 2008, the Company’s goodwill balance was $50,371. The Company currently has one reporting unit.
     In testing for potential impairment of goodwill, SFAS 142 requires the Company to: 1) allocate goodwill to the reporting unit to which the acquired goodwill relates; 2) estimate the fair value of the reporting unit to which goodwill relates; and 3) determine the carrying value (book value) of the reporting unit. Furthermore, if the estimated fair value is less than the carrying value for a particular reporting unit, then the Company is required to estimate the fair value of all identifiable assets and liabilities of the reporting unit in a manner similar to a purchase price allocation for an acquired business. Only after this process is completed is the amount of goodwill impairment determined. Accordingly, the process of evaluating the potential impairment of goodwill is highly subjective and requires significant judgment at many points during the analysis.
     The Company estimated its current fair market value based on its market capitalization as of December 31, 2008, plus an implied control premium. Based on its market capitalization of approximately $158.6 million as of December 31, 2008, an implied control premium of approximately 17.6% was needed in order for the Company’s carrying value not to exceed its estimated fair value. The Company determined that this implied control premium as of December 31, 2008 is within an acceptable range and is reasonable based upon control premiums used in recent industry-wide transactions. Based on this analysis, the Company has concluded that the fair value of the Company’s reporting unit exceeded the carrying amount, and therefore, goodwill is not considered impaired as of December 31, 2008.

     The Company continues to monitor its stock price and market capitalization. If the price of the Company’s common stock remains depressed, or if the current global economic conditions do not improve, the Company will be required to perform impairment testing of its goodwill in advance of its next annual goodwill impairment test, which could result in future impairment of its goodwill during interim periods.
     The Company has acquired certain identifiable intangible assets in connection with its recent acquisitions. These identifiable intangible assets primarily consist of the value associated with customer relationships and technology. In accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, (“SFAS 144”), identifiable intangible assets are reviewed for impairment whenever events or circumstances indicate that the asset’s undiscounted expected future cash flows are not sufficient to recover the carrying value amount. The Company measures potential impairment loss by utilizing an undiscounted cash flow valuation technique. To the extent that the undiscounted future cash flows were to decline substantially, an impairment charge could result. No impairment charge related to the carrying value of the Company’s intangible assets was identified in 2008 based on our analysis prepared in accordance with SFAS 144. There are certain assumptions inherent in projecting the recoverability of the Company’s identifiable intangible assets. If actual experience differs from the assumptions made, the Company’s consolidated results of operations or financial position could be materially impacted. The Company also periodically evaluates the appropriateness of the remaining useful lives of long-lived assets and the method of depreciation or amortization.
     Amounts allocated to identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives as follows:

Customer relationships	6 – 10 years
Covenants not-to-compete	3 years
Stock-Based Compensation
     The Company has several share-based employee compensation plans, which are described in Note 17 to the Consolidated Financial Statements. The Company recognizes compensation expense related to these plans in accordance with SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”) and, as such, has measured the share-based compensation expense for stock options granted during the years ended December 31, 2008, 2007 and 2006 based upon the estimated fair value of the award on the date of grant and recognizes the compensation expense over the award’s requisite service period. The Company has not granted stock options with market or performance conditions. The weighted-average fair values were calculated using the Black-Scholes-Merton option pricing model. The following weighted-average assumptions were used to determine the fair value of the stock options granted in 2008, 2007 and 2006:

	2008	2007	2006
	Grants	Grants	Grants
Expected dividend yield	2.0%	1.3%	1.5%
Expected stock price volatility	53.23%	32.4%	34.9%
Risk-free interest rate	2.1%	4.3%	4.7%
Expected life of options	5 years	4 years	5 years
Weighted-average fair value	$1.66	$4.92	$5.23
     The Company uses historical data to estimate the expected dividend yield and expected volatility of the Company’s stock in determining the fair value of the stock options. The risk-free interest rate is based on the U.S. Treasury Yield in effect at the time of grant and the expected life of the options represents the estimated length of time the options are expected to remain outstanding, which was based on the history of exercises and cancellations of past grants made by the Company. In accordance with SFAS 123(R), the Company recorded compensation expense for the years ended December 31, 2008, 2007, and 2006, respectively, net of pre-vesting forfeitures for the options granted, which was based on the historical experience of the vesting and forfeitures of stock options granted in prior years.
     The Company recorded compensation expense related to stock options of $839, $1,272 and $1,118 for the years ended December 31, 2008, 2007 and 2006, respectively, which is included in selling and administrative expenses in the Consolidated Statement of Operations. As of December 31, 2008, there was approximately $1.5 million of total unrecognized compensation cost related to non-vested stock option awards which is expected to be recognized over a weighted-average period of 1.6 years.

Income Taxes
     The Company uses the asset and liability method to account for income taxes. Under this method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes and tax carryforwards, as determined under enacted tax laws and rates.
Earnings (Loss) Per Share
     Shares used in the calculation of basic earnings per share are based on the weighted-average number of shares outstanding and includes deferred stock units. Shares used in the calculation of diluted earnings per share are based on the weighted-average number of shares outstanding and deferred stock units adjusted for the assumed exercise of all potentially dilutive stock options and other stock-based awards outstanding. Basic and diluted earnings per share are calculated by dividing the net income by the weighted-average number of shares outstanding during each period. The incremental shares from assumed exercise of all potentially dilutive stock options and other stock-based awards are not included in the calculation of diluted loss per share since their effect would have been anti-dilutive for the year ended December 31, 2008. The weighted-average diluted shares outstanding for the years ended December 31, 2008, 2007 and 2006 excludes the dilutive effect of approximately 1,834,147, 308,935 and 737,585 stock options, respectively, since such options have an exercise price in excess of the average market value of the Company’s common stock during the respective periods. In accordance with EITF Issue No. 04-08, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share”, (“EITF 04-08”), the weighted-average diluted shares outstanding for all periods presented excludes the effect of the shares that could be issued upon the conversion of the Company’s convertible subordinated debentures, since the effect of these shares is anti-dilutive to the earnings per share calculation for those years.
     The following table sets forth the basic and diluted average share amounts:

	Years Ended December 31,
	2008	2007	2006
Average shares outstanding — basic	27,476,714	28,160,707	31,143,466
Potential dilutive effect of stock-based awards	200,311	822,333	307,355
Average shares outstanding — diluted	27,677,025	28,983,040	31,450,821

Foreign Currency Translation
     Financial statements of international subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted-average exchange rate for each period for revenues, expenses, gains and losses. Where the local currency is the functional currency, translation adjustments are recorded as a separate component of stockholders’ equity and included in determining comprehensive income (loss). Transaction gains or losses between the functional currency and the U.S. dollar are recorded as income or loss.
Fair Value of Financial Instruments
     The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements”, (“SFAS 157”) for financial assets and liabilities effective January 1, 2008. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, however, it applies to all other accounting pronouncements that require or permit fair value measurements. This standard does not apply to measurements related to share-based payments, nor does it apply to measurements related to inventory. The Company elected not to adopt the provisions of SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities,”(“SFAS 159”) for its financial instruments that are not required to be measured at fair value.
     The Company defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The fair value estimates presented in the table below are based on information available to the Company as of December 31, 2008 and 2007, respectively.
     SFAS 157 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The standard utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.
     The carrying value and fair value of the Company’s significant financial assets and liabilities and the necessary disclosures for the periods are presented as follows:

	December 31, 2008				December 31, 2007
	Carrying	Fair Value Measurements			Carrying	Estimated Fair
	Value	Total	Level 1	Level 2	Value	Value
Financial Assets:
Cash and cash equivalents(1)	$11,524	$11,524	$11,524	$—	$64,941	$64,941
Marketable securities(2)	3,135	3,135	193	2,942	38,805	38,805

Total financial assets	$14,659	$14,659	$11,717	$2,942	$103,746	$103,746

Financial Liabilities:
Convertible subordinated debentures(3)	$7,464	$7,841	$—	$7,841	$72,112	$77,387
Senior revolving credit facility(4)	79,500	74,412	—	74,412	—	—

Total financial liabilities	$86,964	$82,253	$—	$82,253	$72,112	$77,387

(1)	Included in cash and cash equivalents are money market funds of $2,762 and $17,498 as of December 31, 2008 and 2007, respectively.

(2)	Included in marketable securities are auction rate securities of $2,942 and $38,700 as of December 31, 2008 and 2007, respectively.

(3)	Included in long-term debt as of December 31, 2008 and included in the current portion of long-term debt as of December 31, 2007.

(4)	Included in long-term debt in the Company’s Consolidated Balance Sheets as of December 31, 2008 and 2007, respectively.
     The following assumptions were used by the Company in order to measure the estimated fair value of its financial assets and liabilities as of December 31, 2008: (i) the carrying value of cash and cash equivalents approximates fair value because of the short term maturity of those instruments; (ii) the Company’s marketable securities are carried at estimated fair value as described further in Note 5 to the Consolidated Financial Statements; (iii) the carrying value of the liability under the revolving credit agreement reflects the terms under the current facility, and the fair value of the liability under the revolving credit agreement is based on current interest rates obtained for similar debt; and (iv) the carrying value of the Company’s convertible debentures are carried at net present value, and the fair value disclosed is based on estimated market values for similar debt without conversion features as of each reporting date.
     Due to current market conditions related to auction rate securities and convertible subordinated debentures (the “Notes”), the Company has reclassified its auction rate securities and the Notes held as of December 31, 2008 to a Level 2 fair value measurement classification from a Level 1 classification as of January 1, 2008.
Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period.
     Such estimates include:
•	the fair value of auction-rate securities;

•	amount of accounts receivable allowances;

•	the need for deferred tax valuation allowances based on the amount and nature of estimated future taxable income;

•	our ability to leave undistributed earnings indefinitely invested in a foreign subsidiary;

•	evaluation of tax uncertainties under FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”;

•	whether the carrying amount of a long-lived asset is recoverable based on estimated future cash flows;

•	discount rates and expected return on plan assets used to calculate pension obligations;

•	fair value used in testing goodwill for impairment in light of current market conditions; and

•	the likelihood of debt covenant violations as a result of current market conditions and the potential impact on classification of debt and the Company’s liquidity position.
     These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. We adjust such estimates and assumptions when facts and circumstances dictate. The weakening economy, illiquid credit markets, and declines in capital markets activity have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.
Comprehensive Income
     The Company applies SFAS No. 130, “Reporting Comprehensive Income.” This statement establishes standards for the reporting and display of comprehensive income, requiring its components to be reported in a financial statement that is displayed with the same prominence as other financial statements.
Segment Information
     The Company applies SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” (“SFAS 131”) which requires the Company to report information about its operating segments according to the management approach for determining reportable segments. This approach is based on the way management organizes segments within a company for making operating decisions and assessing performance. The Company has one reportable segment, which is consistent with how the Company is structured and managed. SFAS 131 also establishes standards for supplemental disclosure about products and services, geographical areas and major customers. Segment results have been reported for the years presented and are described in Note 19.
Reclassifications
     Certain prior year amounts have been reclassified to conform to the 2008 presentation.
Recently Adopted Accounting Pronouncements
     In May 2008, the Financial Accounting Standards Board (“FASB”) issued Staff Position (“FSP”) APB 14-1 “Accounting for Convertible Debt Instruments that May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). The Company adopted this FSP during the first quarter of 2009. The Company has retrospectively recasted its results for the years ended December 31, 2008, 2007 and 2006 to reflect the adoption of FSP APB 14-1. The adoption of FSP APB 14-1 is discussed in more detail in Note 21.
     In September 2006, the FASB issued SFAS 157, which provides guidance for using fair value to measure assets and liabilities. Under SFAS 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS 157 establishes a fair value hierarchy that prioritizes the information used to develop the assumptions that market participants would use when pricing the asset or liability. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. In addition, SFAS 157 requires that fair value measurements be separately disclosed by level within the fair value hierarchy. SFAS 157 does not require new fair value measurements and was effective for financial assets and financial liabilities within its scope for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company adopted SFAS 157 for financial assets and financial liabilities within its scope in January 2008. The adoption of this standard did not have a significant impact on the Company’s results of operations or financial statements and is discussed in more detail in Note 1 to the Consolidated Financial Statements.
     In February 2008, the FASB issued FASB FSP No. FAS 157-2 “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”), which defers the effective date of SFAS 157 for all non-financial assets and non-financial liabilities for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years for items within the scope of FSP FAS 157-2. The Company does not anticipate that the adoption of this standard for non-financial assets and non-financial liabilities will have a material impact on its financial statements.
     In October 2008, the FASB issued FASB FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset when the Market for That Asset Is Not Active”, which became effective for us immediately. This standard clarifies the methods employed in determining the fair value for financial assets when a market for such assets is not active. The Company adopted this standard during the fourth quarter of 2008. The adoption of this standard did not have a significant impact on the Company’s results of operations or financial statements and is discussed in more detail in Note 1 to the Consolidated Financial Statements.
     In February 2007, the FASB issued SFAS 159, which permits entities to choose to measure many financial instruments and certain other items at fair value that currently are not required to be measured at fair value. This Statement is effective no later than fiscal years beginning on or after November 15, 2007. As discussed in Note 1 to the Consolidated Financial Statements, the Company elected not to adopt the provisions of SFAS 159 for its financial instruments that are not required to be measured at fair value.
     In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” which became effective for us in November 2008. This standard identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). The Company adopted this standard during the fourth quarter of 2008. The adoption of this standard did not have a significant impact on the Company’s results of operations or consolidated financial statements.
Recently Issued Accounting Pronouncements
     In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations”. This standard establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired and also changes the accounting treatment for certain acquisition related costs, restructuring activities, and acquired contingencies, among other changes. This statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. This Statement is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 and interim periods within those fiscal years. The Company will adopt this standard during the first quarter of 2009. The Company expects that its adoption will reduce the Company’s operating earnings due to required recognition of acquisition and restructuring costs through operating earnings. The magnitude of this impact will be dependent on the number, size, and nature of acquisitions in periods subsequent to adoption.
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 160 outlines the accounting and reporting for ownership interests in a subsidiary held by parties other than the parent. This standard is effective for fiscal years beginning on or after December 15, 2008. The Company does not anticipate that this standard will have a material impact on its financial statements.
     In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets”. The FSP amends the facts that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142. The FSP requires companies to consider their historical experience in renewing or extending similar arrangements together with the asset’s intended use, regardless of whether the arrangements have explicit renewal or extension provisions. In the absence of historical experience, companies should consider the assumptions that market participants would use about renewal or extension consistent with the highest and best use of the asset, adjusted for entity-specific factors. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years, which will require prospective application. The Company will adopt this standard during the first quarter of 2009. The Company does not anticipate that this standard will have a material impact on its financial statements.
     In December 2008, the FASB issued FSP FAS 132(R)-1, “Employer’s Disclosures about Postretirement Benefit Plan Assets”. The FSP amends SFAS No. 132 (revised 2003) to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The FSP requires employers of public and nonpublic companies to disclose more information about how investment allocation decisions are made, more information about major categories of plan assets, including concentration of risk and fair-value measurements, and the fair-value techniques and inputs used to measure plan assets. The disclosure requirements are effective for years ending after December 15, 2009. The Company will adopt the disclosure requirements of the FSP in the Company’s annual report on form 10-K for the year ended December 31, 2009, and does not anticipate that this standard will have a material impact on its financial statements.

Note 2 — Acquisitions
Capital Systems, Inc.
     On July 1, 2008, the Company acquired Capital Systems, Inc. (“Capital”), a leading provider of financial communications based in midtown New York City, for $14.6 million in cash, which included working capital estimated at approximately $0.9 million. The amount of the purchased working capital as of December 31, 2008 was finalized in January 2009, resulting in an additional payment of approximately $0.2 million. The net cash outlay for the acquisition as of December 31, 2008 was approximately $15.0 million, which includes acquisition costs of approximately $0.4 million. The excess purchase price over identifiable net tangible assets of $9.2 million is reflected as part of goodwill, intangible assets, and other assets in the Consolidated Balance Sheet as of December 31, 2008. A total of approximately $2.6 million has been allocated to goodwill, $4.0 million has been allocated to customer relationships, and is being amortized over an average estimated useful life of 8 years, and $2.6 million has been allocated to beneficial leasehold interests, and is being amortized over 6 years.
     Pro forma financial information related to this acquisition has not been provided, as it is not material to the Company’s results of operations.
Rapid Solutions Group
     On April 9, 2008, the Company acquired the digital print business of Rapid Solutions Group (“RSG”), a subsidiary of Janus Capital Group Inc., for $14.5 million in cash, which included preliminary working capital estimated at approximately $5.0 million. Pursuant to the asset purchase agreement, actual working capital greater than $5.0 million was for the benefit of the seller. In August 2008, the Company paid an additional $3.0 million related to the settlement of the working capital in excess of the $5.0 million that was included as part of the purchase price. The net cash outlay for this acquisition as of December 31, 2008 was $18.3 million, which includes acquisition costs of approximately $0.8 million. Approximately $8.3 million has been allocated to customer relationships and is being amortized over an average estimated useful life of 10 years, and approximately $4.1 million has been allocated to property and equipment, and is being depreciated over a weighted average estimated useful life of 4 years.
     In accordance with EITF Issue No. 95-03, “Recognition of Liabilities in Connection with a Purchase Business Combination” (“EITF 95-03”), the Company accrued $3.5 million as of the acquisition date related to costs associated with the acquisition of this business. These costs include estimated severance related to the elimination of redundant functions associated with RSG’s operations and costs related to the closure of the RSG facilities. This amount is included in the preliminary purchase price allocation. As of December 31, 2008, approximately $0.7 million remains accrued.
     Pro forma financial information related to this acquisition has not been provided, as it is not material to the Company’s results of operations.
GCom2 Solutions, Inc.
     On February 29, 2008, the Company acquired GCom2 Solutions, Inc. (“GCom”) for $46.3 million in cash, which included working capital valued at $3.8 million. The net cash outlay for the acquisition as of December 31, 2008 was approximately $47.6 million, which includes acquisition costs of approximately $1.3 million. The excess purchase price over identifiable net tangible assets of $44.6 million is reflected as part of goodwill, intangible assets, and property, plant, and equipment in the Consolidated Balance Sheet as of December 31, 2008. A total of approximately $13.7 million has been allocated to goodwill, $24.6 million has been allocated to customer relationships and is being amortized over a weighted average estimated useful life of 10 years, and approximately $6.3 million has been allocated to computer software and is being depreciated over 5 years.
     In accordance with EITF 95-03, the Company accrued approximately $0.8 million related to costs associated with the acquisition of this business. These costs include estimated severance related to the elimination of redundant functions associated with GCom’s operations and estimated closure costs related to redundant facilities. This amount is included in the purchase price allocation. As of December 31, 2008, approximately $0.5 million remains accrued.

     The following table summarizes the estimated preliminary fair values of the assets acquired and liabilities assumed as of the date of acquisition. The allocation of the purchase price is subject to refinement.

Accounts receivable, net	$5,398
Inventory	97
Prepaid and other current assets	351

Total current assets	5,846
Property, plant and equipment, net	6,945
Goodwill	13,739
Intangible assets	24,600
Other noncurrent assets	68

Total assets acquired	51,198

Current liabilities	(4,881)

Total liabilities assumed	(4,881)

Net assets acquired	$46,317

     Pro forma financial information related to this acquisition has not been provided, as it is not material to the Company’s results of operations.
Alliance Data Mail Services
     In November 2007, the Company acquired ADS MB Corporation (“Alliance Data Mail Services”), an affiliate of Alliance Data Systems Corporation, for $3.0 million in cash, plus the purchase of working capital for $7.8 million (which reflects a final working capital adjustment of approximately $1.5 million that was received by the Company in June 2008), for total consideration of $10.8 million. The net cash outlay as of December 31, 2008 for this acquisition was approximately $11.3 million, which includes acquisition costs of approximately $0.5 million.
     In accordance with EITF 95-03, the Company paid approximately $2.0 million related to costs associated with the acquisition of this business. These costs include severance related to the elimination of redundant functions associated with the Alliance Data Mail Services operations. This amount is included in the purchase price allocation.
     The following table summarizes the estimated fair value of the assets acquired and liabilities assumed as of the date of acquisition.

Accounts receivable, net	$6,845
Inventory	2,785
Other current assets	3,594

Total current assets	13,224
Property, plant and equipment	772
Deferred tax assets	774
Other noncurrent assets	330

Total assets acquired	15,100

Accrued expenses and other current obligations	(4,282)

Total liabilities assumed	(4,282)

Net assets acquired	$10,818

     The unaudited pro forma financial information related to this acquisition for the years ended December 31, 2007 and 2006 was presented in Note 2 to the Consolidated Financial Statements in the Company’s annual report on Form 10-K for the year ended December 31, 2007.
St Ives Financial
     In January 2007, the Company completed its acquisition of St Ives Financial, a division of St Ives plc, for approximately $8.2 million in cash. In February 2007, the Company paid an additional $1.4 million to St Ives plc, which represented a working capital adjustment as defined in the Purchase and Sale Agreement. The net cash outlay for the acquisition was approximately $9.6 million, which included acquisition costs of approximately $0.3 million and was net of cash acquired of approximately $0.3 million. The excess purchase price over identifiable net tangible assets of approximately $10.9 million is reflected as part of goodwill and intangible assets in the Consolidated Balance Sheet as of December 31, 2008. A total of approximately $4.2 million has been allocated to goodwill and $6.7 million has been allocated to the value of customer relationships and is being amortized over the estimated useful life of six years.
     In accordance with EITF 95-03, the Company included as acquisition costs approximately $2.8 million related to integration costs associated with the acquisition of this business. These costs include estimated severance and lease termination costs related to the elimination of redundant functions and excess facilities and equipment related to St Ives Financial operations.
     Pro forma financial information related to this acquisition has not been provided, as it is not material to the Company’s results of operations.
     In December 2007, the Company paid an additional $0.5 million to PLUM Computer Consulting Inc., (“PLUM”) to remove restrictions on the use of the Smartappstm software acquired from St Ives Financial, as it pertains to the future consideration related to the PLUM acquisition, which is described in more detail in the Company’s annual report on Form 10-K for the year ended December 31, 2007. This amount was allocated to computer software and is being amortized over the useful life of three years.
Note 3 — Discontinued Operations
     The results from discontinued operations for the years ended December 31, 2008, 2007 and 2006 are as follows:

	Year Ended December 31,
	2008	2007	2006
Revenue	$—	$—	$15,201

Income (loss) from discontinued operations, net of income taxes	$5,719	$(223)	$(14,004)

     The income (loss) from discontinued operations, net of income taxes for the years ended December 31, 2008, 2007 and 2006 include adjustments related to estimated indemnification liabilities associated with the Company’s discontinued globalization and outsourcing businesses and adjustments related to exit costs associated with leased facilities formerly occupied by discontinued businesses, as discussed further below. In addition, the results from discontinued operations for the year ended December 31, 2008 includes tax benefits of approximately $5.8 million related to the recognition of previously unrecognized tax benefits associated with the Company’s discontinued outsourcing and globalization businesses, which is discussed in more detail in Note 10.
     The results of the Company’s discontinued operations for the year ended December 31, 2006 also include the results from the Company’s discontinued litigation solutions business, which consists of: (i) the results of the Company’s document scanning and coding business until its sale in January 2006; (ii) the results of the DecisionQuest® business until its sale in September 2006, which includes the Company’s equity share of income from the joint venture investment in CaseSoft, Ltd., and the gain realized from its sale in May 2006; and (iii) the loss on the sale of DecisionQuest.
     The Company completed the sale of DecisionQuest in September 2006. The Company received total consideration of approximately $9.8 million, consisting of $7.0 million in cash and a promissory note for approximately $2.9 million, which was valued at $2.8 million and was payable on September 11, 2010 and bore interest at 4.92%, which is paid quarterly. During the fourth quarter of 2008, the Company received $1.0 million of the principal amount of the promissory note from the buyer, and entered into an amended agreement to refinance the remaining principal amount of approximately $1.9 million. As of December 31, 2008, the remaining balance of the promissory note was valued at $1.8 million, and is payable on September 11, 2010. The remaining amount outstanding bears interest at 5.92% under the amended agreement. The Company recognized a loss on the sale of DecisionQuest of approximately $7.5 million during the year ended December 31, 2006.
     In 2006, the Company recorded expenses of $8.2 million (approximately $5.1 million after tax) related to the estimated costs expected to be incurred in exiting facilities which were leased by DecisionQuest and Bowne Business Solutions. The accrued costs represented the present value of the expected facility costs over the remainder of the lease, net of sublease payments expected to be received. The total amount included in the Consolidated Balance Sheet as of December 31, 2008 and 2007 related to this liability is $5,053 and $5,681, respectively. As of December 31, 2008 and 2007, $453 and $913, respectively, are included in accrued expenses and other obligations and $4,600 and $4,768, respectively, are included in deferred rent.
     Included in accrued expenses and other obligations in the accompanying Consolidated Balance Sheets as of December 31, 2008 and 2007 are $2,630 and $3,678, respectively. These amounts are primarily related to estimated indemnification liabilities associated with the Company’s discontinued globalization and outsourcing businesses as described more fully in Note 3 to the Company’s annual report on Form 10-K for the year ended December 31, 2007.
Note 4 — Cash and Cash Equivalents
     Cash equivalents of $2,762 and $17,498 at December 31, 2008 and 2007, respectively, are carried at cost, which approximates market, and includes certificates of deposit and money market accounts, all of which have maturities of three months or less when purchased.
Note 5 — Marketable Securities
     The Company classifies its investments in marketable securities as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders’ equity. Marketable securities as of December 31, 2008 and 2007 consist primarily of investments in auction rate securities of approximately $2.9 million and $38.7 million, respectively. These securities are municipal debt obligations issued with a variable interest rate that was reset every 7, 28, or 35 days via a Dutch auction. Recent uncertainties in the credit markets have prevented the Company and other investors from liquidating some holdings of auction rate securities in recent auctions because the amount of securities submitted for sale has exceeded the amount of purchase orders. Accordingly, the Company still holds a portion of these auction rate securities and is receiving interest at comparable rates for similar securities.
     During the year ended December 31, 2008, the Company liquidated approximately $35.6 million of its auction rate securities at par and received all of its principal and accrued interest. The remaining investments in auction rate securities have a par value of approximately $3.1 million as of March 1, 2009, and are insured against loss of principal and interest. Due to the uncertainty in the market as to when these auction rate securities will be refinanced or the auctions will resume, the Company has classified these securities as noncurrent assets as of December 31, 2008. The Company has recorded net unrealized losses related to its auction rate securities of $158 ($97 after tax) for the year ended December 31, 2008.
Note 6 — Inventories
     Inventories consist of the following:

	December 31,
	2008	2007
Raw materials	$9,730	$11,641
Work-in-process and finished goods	18,243	17,148

	$27,973	$28,789

Note 7 — Goodwill and Intangible Assets
     As discussed further in Note 1, the Company tested its goodwill for impairment as of December 31, 2008 in accordance with SFAS 142. Based on our analysis, the Company determined that the fair value of its single reporting unit exceeded its carrying amount, and therefore the Company’s goodwill is not impaired as of December 31, 2008.
     The Company recorded an impairment charge of $2,100 related to the goodwill of its JFS Litigators’ Notebook® (“JFS”) business in 2007. As discussed in more detail in Note 8, the Company sold JFS in August 2008, which resulted in a reduction of $510 in goodwill associated with this business. In 2006, the Company recorded an impairment charge of $13,334 related to its discontinued DecisionQuest business, which was sold in September 2006.
     The changes in the carrying amount of goodwill for the years ended December 31, 2008 and 2007 are as follows:

Balance at January 1, 2007	$33,131
Goodwill associated with the St Ives Financial acquisition	4,177
Goodwill impairment related to JFS business	(2,100)
Foreign currency translation adjustment	627

Balance at December 31, 2007	$35,835
Goodwill associated with recent acquisitions	16,309
Reduction of goodwill resulting from the sale of JFS	(510)

Purchase price adjustments for prior acquisitions	(277)
Foreign currency translation adjustment	(986)

Balance at December 31, 2008	$50,371

     The gross amounts and accumulated amortization of identifiable intangible assets are as follows:

	December 31, 2008		December 31, 2007
		Accumulated		Accumulated
	Gross Amount	Amortization	Gross Amount	Amortization
Amortizable intangible assets:
Customer relationships	$48,580	$6,760	$11,794	$2,190
Covenants not-to-compete	25	21	25	13

	$48,605	$6,781	$11,819	$2,203

     The increase in customer relationships as of December 31, 2008 is primarily attributable to the allocation of the purchase price related to the acquisitions of GCom, RSG and Capital as described in more detail in Note 2 to the Consolidated Financial Statements.
     The Company recorded amortization expense of $4,606, $1,638 and $534 related to identifiable intangible assets for the years ended December 31, 2008, 2007 and 2006, respectively. Estimated annual amortization expense for the years ended December 31, 2009 through December 31, 2013 is shown below:

2009	$5,463
2010	$5,458
2011	$5,458
2012	$5,458
2013	$4,388
Note 8 — Sale of Assets
     In August 2008, the Company sold its JFS business for approximately $0.4 million, net of selling expenses, which resulted in the Company recognizing a loss on the sale of approximately $0.1 million for the year ended December 31, 2008. The results of operations from this business and the loss recognized on its sale are not reflected as discontinued operations in the Consolidated Financial Statements since it is not material to the Company’s results of operations.
     As described in more detail in the Company’s annual report on Form 10-K for the year ended December 31, 2007, the Company sold its share of an equity investment for total proceeds of approximately $11.4 million, which resulted in the Company recognizing a gain on the sale of approximately $9.2 million for the year ended December 31, 2007. The Company received approximately $10.8 million of the total proceeds in 2007 and the remaining balance of approximately $0.6 million was received from the escrow account during the fourth quarter of 2008.
Note 9 — Accrued Restructuring, Integration and Asset Impairment Charges
     The Company continually reviews its business, manages costs, and aligns its resources with market demand, especially in light of the volatility of the capital markets and the resulting variability in capital markets services revenue. As a result, the Company has been proactive in reducing fixed costs, eliminating redundancies, and positioning the Company to respond to changing economic conditions. As a result of these steps, the Company incurred restructuring charges for severance and personnel-related costs related to headcount reductions, and costs associated with closing down and consolidating facilities.
     In 2006, restructuring charges included: (i) asset impairment charges related to the consolidation of the Company’s digital facilities; (ii) severance and integration costs related to the integration of Vestcom’s Marketing and Business Communications division into Bowne’s operations; (iii) additional Company-wide workforce reductions, including certain corporate management and administrative functions; and (iv) costs related to the closure of a portion of the Company’s facility in Washington D.C. These actions resulted in restructuring and integration costs totaling $14,159 for the year ended December 31, 2006.
     In 2007, restructuring charges included: (i) facility exit costs and asset impairment charges related to the reduction of leased space at the Company’s New York City facility; (ii) severance and integration costs related to the integration of the St Ives Financial business; (iii) additional company-wide workforce reductions; (iv) facility exit costs and an asset impairment charge related to the consolidation of the Company’s existing facility in Philadelphia, PA with the Philadelphia, PA facility previously occupied by St Ives Financial; (v) facility exit costs and impairment charges; and (vi) an asset impairment charge of $2.1 million related to the goodwill associated with the Company’s JFS business. These actions resulted in restructuring, integration and asset impairment costs totaling $17,001 for the year ended December 31, 2007.
     In light of the significant decline in overall capital markets activity experienced in 2008 and the uncertainty surrounding the current economic conditions, the Company reduced its workforce by approximately 670 positions in 2008, excluding the impact of headcount reductions associated with recent acquisitions, or approximately 18%, of the Company’s total headcount. These workforce reductions included a broad range of functions and were enterprise-wide. During 2008, the Company also closed its digital print facilities in Milwaukee, WI, Wilmington, MA and Sacramento, CA and its manufacturing and composition operations in Atlanta, GA. Work that was produced in these facilities has been transferred to the Company’s other facilities or moved to outsourcing providers. The related restructuring charges from these actions resulted in a pre-tax charge of approximately $24.6 million for the year ended December 31, 2008.
     During the year ended December 31, 2008, the Company recorded integration costs of approximately $14.1 million primarily related to the acquisitions of Alliance Data Mail Services, GCom, RSG and Capital, which are discussed in more detail in Note 2 to the Consolidated Financial Statements. These costs primarily represent incremental costs directly related to the integration and consolidation of the acquired operations with existing Bowne operations. The majority of these costs consist of: labor, overtime costs, temporary labor, relocation costs and other incremental costs incurred related to the transition of work and the relocation of equipment and inventory of the acquired operations.
     Total restructuring, integration and asset impairment charges amounted to $39,329 for the year ended December 31, 2008.
     The following information summarizes the costs incurred with respect to restructuring, integration, and asset impairment activities for the years ended December 31, 2008, 2007 and 2006, respectively:

	Years Ended December 31,
	2008	2007	2006
Severance and personnel-related costs	$20,680	$4,686	$3,660
Occupancy related costs	2,404	3,548	2,805
Asset impairment charges	631	6,588	2,550
Other (primarily integration costs)	15,614	2,179	5,144

Total	$39,329	$17,001	$14,159

     The activity pertaining to the Company’s accruals related to restructuring charges and integration costs (excluding non-cash asset impairment charges) since January 1, 2006, including additions and payments made, are summarized below.

	Severance
	and
	Personnel-	Occupancy
	Related Costs	Costs	Other	Total
Balance at January 1, 2006	$4,023	$4,772	$—	$8,795
2006 expenses	3,660	2,805	5,144	11,609
Paid in 2006	(6,032)	(5,372)	(4,934)	(16,338)

Balance at December 31, 2006	1,651	2,205	210	4,066
2007 expenses	4,686	3,548	2,179	10,413
Paid in 2007	(4,655)	(4,424)	(2,389)	(11,468)

Balance at December 31, 2007	1,682	1,329	—	3,011
2008 expenses	20,680	2,404	15,614	38,698
Paid in 2008	(13,860)	(2,627)	(15,585)	(32,072)

Balance at December 31, 2008	$8,502	$1,106	$29	$9,637

     The majority of the remaining accrued severance and personnel-related costs will be paid in 2009.
     As discussed in more detail in Note 2 to the Consolidated Financial Statements, the Company also incurred severance and lease termination costs related to the acquisitions of Alliance, GCom and RSG. In accordance with EITF 95-03, these amounts are included in the purchase price allocations related to these acquisitions.

Note 10 — Income Taxes
     The (benefit) provision for income taxes attributable to continuing operations is summarized as follows:

	Years Ended December 31,
	2008	2007	2006
Current:
U.S. federal	$(7,763)	$(2,557)	$4,364
Foreign	1,995	5,535	4,863
State and local	496	1,386	2,058

	$(5,272)	$4,364	$11,285

Deferred:
U.S. federal	$(3,237)	$2,482	$(1,887)
Foreign	112	1,044	126
State and local	(3,331)	—	287

	$(6,456)	$3,526	$(1,474)

     The (benefit) provision for income taxes is allocated as follows:

	Years Ended December 31,
	2008	2007	2006
Continuing operations	$(11,728)	$7,890	$9,811
Discontinued operations	(5,318)	7	(6,145)

	$(17,046)	$7,897	$3,666

     Domestic (United States) and international components of (loss) income from continuing operations before income taxes are as follows:

	Years Ended December 31,
	2008	2007	2006
Domestic (United States)	$(46,751)	$19,075	$6,360
International	4,615	14,367	14,107

(Loss) income from continuing operations before taxes	$(42,136)	$33,442	$20,467

     Income taxes paid (net of refunds) during the years ended December 31, 2008, 2007 and 2006 were as follows:

	Years Ended December 31,
	2008	2007	2006
Continuing operations	$1,698	$4,277	$12,396
Discontinued operations	5	211	1,082

	$1,703	$4,488	$13,478

     The following table reconciles income tax (benefit) expense based upon the U.S. federal statutory tax rate to the Company’s actual income tax (benefit) expense attributable to continuing operations:

	Years Ended December 31,
	2008	2007	2006
Income tax (benefit) expense based upon U.S. statutory tax rate	$(14,748)	$11,705	$7,164
State income tax (benefit) expense, net of federal benefit	(2,141)	866	916
Effect of foreign taxes	492	(1,115)	(1,195)
Permanent differences, primarily non-deductible meals and entertainment expenses	2,367	1,538	1,942
Tax impact of intercompany settlements	2,376	1,630	334
Refunds	(132)	(3,595)	—
Recognition of previously unrecognized tax benefits	(330)	(2,341)	—
Other, net	388	(798)	650

Total income tax (benefit) expense attributable to continuing operations	$(11,728)	$7,890	$9,811

     The Company’s overall effective tax rate was 41.5% for the year ended December 31, 2008 as compared to 38.5% for the years ended December 31, 2007 and 2006.

     Income tax benefit from continuing operations for the year ended December 31, 2008 includes income tax benefits of approximately $330 resulting from the recognition of previously unrecognized tax benefits, primarily due to the expiration of the statutes of limitations for prior year income tax returns and the finalization of audits of our U.S. federal income tax returns.
     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as the expected benefits of utilization of net operating loss carry-forwards. In assessing the realization of deferred tax assets, management considers whether it is more-likely-than-not that some portion of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible or the net operating losses can be utilized. Management considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment. A valuation allowance has been provided for a portion of deferred tax assets primarily relating to certain net operating losses due to uncertainty surrounding the utilization of these deferred tax assets. During 2008, the valuation allowance increased by approximately $0.4 million. The change in the valuation allowance relates primarily to the uncertainty in the realization of certain net operating losses. Based upon the level of historical taxable income and projections for future taxable income over the periods which the remaining deferred tax assets are realizable, management believes it is more-likely-than-not that the Company will realize the benefits of its net deferred tax assets.
     The Company has not recognized deferred U.S. income taxes on approximately $35.1 million of undistributed earnings of its international subsidiaries since such earnings are deemed to be reinvested indefinitely. If the earnings were distributed and repatriated in the form of dividends, the Company would be subject, in certain cases, to both U.S. income taxes and foreign withholding taxes. Determination of the amount of any unrecognized deferred taxes is not practicable.
     Significant components of the Company’s deferred tax assets and liabilities at December 31, 2008 and 2007 are as follows:

	2008	2007
Deferred tax assets:
Net operating loss carry-forwards	$6,004	$6,121
Deferred compensation and benefits	40,415	23,205
Allowance for doubtful accounts	1,428	1,111
Tax credits	7,603	1,318
Accrued expenses	10,111	8,295
Other, net	2,324	2,721

Gross deferred tax assets	67,885	42,771

Deferred tax liabilities:
Property, plant and equipment	(4,624)	(1,408)
Intangible assets	(2,868)	(2,748)

Gross deferred tax liabilities	(7,492)	(4,156)

Deferred tax asset valuation allowance	(4,028)	(3,581)

Net deferred tax asset	$56,365	$35,034

     Deferred tax assets and liabilities are included in the consolidated balance sheets as follows:

	2008	2007
Current deferred tax asset included in other current assets	$11,997	$11,048
Noncurrent deferred tax asset	44,368	23,986

	$56,365	$35,034

     As of December 31, 2008, the Company had domestic and foreign net operating loss and other tax carry-forwards of approximately $2.4 million and $3.6 million, respectively, some of which do not expire, and none of which are estimated to expire before 2009.
     Included in prepaid expenses and other current assets are approximately $9.3 million of current taxes receivable as of December 31, 2008. Included in accrued expenses and other obligations is approximately $0.9 million and $5.7 million of current taxes payable at December 31, 2008 and 2007, respectively.
     In January 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), which resulted in the Company recognizing a $590 decrease to its unrecognized tax benefits, which was reflected as an adjustment to retained earnings as of January 1, 2007.

     The total amount of unrecognized tax benefits as of December 31, 2008 and 2007 is $2,885 and $9,283, including estimated interest and penalties of $780 and $1,550, respectively. The recognition of this amount would impact our effective tax rate. During the year ended December 31, 2008, the Company recognized a tax benefit of $6,651 related to previously unrecognized tax benefits, primarily due to the expiration of the statutes of limitations for prior year income tax returns and the finalization of audits of our U.S. federal income tax returns. Included in the recognition of these previously unrecognized tax benefits were $5,747 of tax benefits related to the Company’s discontinued outsourcing and globalization business and as such have been recorded in discontinued operations for the year ended December 31, 2008. The remaining portion of the recognition of these tax benefits are included in the results of continuing operations for the year ended December 31, 2008. There were no other significant changes to the Company’s unrecognized tax benefits during the year ended December 31, 2008. The Company accrues interest and penalties related to reserves for income taxes as a component of its income tax provision. A reconciliation of the beginning and ending gross amount of the Company’s unrecognized tax benefits is as follows:

	December 31,
Unrecognized tax benefits	2008	2007
Balance at beginning of year	$9,283	$10,369
Additions for tax positions related to the current year	—	346
Additions for tax positions of prior years	100	668
Reductions for tax positions of prior years	(1,478)	(2,257)
Settlements	(283)	(570)
Statutes of limitation expirations	(3,966)	(58)
Interest, penalties and net state tax benefit	(771)	785

Balance at end of year	$2,885	$9,283

     The Company files income tax returns in the United States, and in various state, local and foreign jurisdictions. It is often difficult to predict the final outcome or the timing of resolution of any particular uncertain tax position and a significant amount of time may elapse before an uncertain tax position is finally resolved. The Company recognizes tax benefits for uncertain tax positions which it believes are more-likely-than-not to be sustained based on the known facts at that point in time. The Company adjusts these tax benefits, as well as the related interest, in light of changing facts and circumstances. The resolution of a matter may result in recognition of a previously unrecognized tax benefit.
     Audits of the Company’s U.S. federal income tax returns for 2001 through 2004 were completed in 2007, and are described in more detail in Note 10 to the Consolidated Financial Statements in the Company’s annual report on Form 10-K for the year ended December 31, 2007. In addition, the audits of the Company’s 2005 and 2006 U.S. federal income tax returns have been finalized by the IRS during the third quarter of 2008. The Company’s income tax returns filed in state and local and foreign jurisdictions have been audited at various times.
     The Company believes that it is reasonably possible that up to approximately $0.4 million of its currently unrecognized tax benefits may be recognized by the end of 2009.
Note 11 — Debt
     The components of debt at December 31, 2008 and 2007 are as follows:

	December 31,
	2008	2007
Convertible subordinated debentures	$7,464	$72,112
Borrowings under revolving credit facility	79,500	—
Capital lease obligations	2,230	2,758

	$89,194	$74,870

     In May 2005, the Company entered into a $150 million five-year senior, unsecured revolving credit facility (the “Facility”) with a bank syndicate. Interest on borrowings under the Facility is payable at rates that are based on the London InterBank Offered Rate (“LIBOR”) plus a premium that can range from 67.5 basis points to 137.5 basis points depending on the Company’s ratio of Consolidated Total Indebtedness to Consolidated Earnings before interest, taxes, depreciation and amortization (“EBITDA”) (“Leverage Ratio”) for the period of four consecutive fiscal quarters of the Company. The Company also pays facility fees on a quarterly basis, regardless of borrowing activity under the Facility. The facility fees can range from an annual rate of 20 basis points to 37.5 basis points of the Facility amount, depending on the Company’s Leverage Ratio. The Company had $79.5 million of borrowings outstanding under this revolving credit facility as of December 31, 2008. Borrowings under this facility during 2008 relate to the partial repurchase of the Company’s subordinated debt, as discussed further below, and for the funding of acquisitions and operations during 2008. For the year ended December 31, 2008, the weighted-average interest rate on this line of credit approximated 3.65%. There were no borrowings as of December 31, 2007.
     The terms of the revolving credit agreement provide certain limitations on additional indebtedness, liens, restricted payments, asset sales and certain other transactions. Additionally, the Company is subject to certain financial covenants based on its results of operations. The Company was in compliance with all financial covenants as of December 31, 2008. Failure to comply with these covenants in future periods could cause a default under the Facility, and the Company may then be required to repay the debt, or negotiate an amendment. Under those circumstances, other sources of capital may not be available to the Company, or be available only on unattractive terms. Amounts outstanding under this facility are classified as long-term debt since the facility expires in May 2010. The Company is in discussions with the members of its bank group to amend and extend its existing revolving credit facility.
     In September 2003, the Company completed a $75 million private placement of 5% Convertible Subordinated Debentures (“Notes”) due October 1, 2033. The proceeds from the Notes were used to pay down a portion of the Company’s revolving credit facility that was in place at the time of issuance and were also used to repurchase a portion of the Company’s senior notes during 2003. Interest on the Notes is payable semi-annually on April 1 and October 1, and payments commenced on April 1, 2004. October 1, 2008 marked the five-year anniversary of the Notes, and was also the first day on which the “put” and “call” option became exercisable. On this date, holders of approximately $66.7 million of the Notes exercised their right to have the Company repurchase their Notes.
     During the third quarter of 2008, the Company amended the terms of the Notes effective October 1, 2008 as an inducement to holders not to put their Notes. The amendment increased the semi-annual cash interest payable on the Notes from 5.0% to 6.0% per annum for interest accruing for the period from October 1, 2008 to October 1, 2010. The amendment also provided the holders of the Notes with an additional put option on October 1, 2010. In addition, the amendment also changed the conversion price applicable to the Notes to $16.00 per share from $18.48 per share for the period from October 1, 2008 to October 1, 2010 and included a make-whole table in the event of fundamental changes including; but not limited to, certain consolidations or mergers that result in change of control of the Company during the period from October 1, 2008 until October 1, 2010. These amendments apply to the $8.3 million of the Notes which remain outstanding. The remaining holders of the Notes may require the Company to repurchase all or any portion of that holder’s Notes on each of October 1, 2010, October 1, 2013, October 1, 2018, October 1, 2023 and October 1, 2028, or in the event of a “change in control” as that term is described in the indenture for the Notes, at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest and additional interest, if any, up to, but not including the redemption date. The Company has the option of paying for any Notes repurchased on October 1, 2013, October 1, 2018, October 1, 2023, or October 1, 2028 in cash, shares of the Company’s common stock, or a combination of cash and shares of common stock. The remaining balance of the Notes are classified as non-current debt as of December 31, 2008, since the earliest that the redemption and repurchase features can occur are on October 1, 2010, as discussed above. As a result of the redemption and repurchase features in October 2008, this debt was classified as current debt as of December 31, 2007. The Company incurred approximately $3.7 million in expenses in connection with the issuance of the debentures, which have been fully amortized to interest expense through October 1, 2008.
     The Company’s Notes have been reduced by debt discounts of $856 and $2,888 as of December 31, 2008 and 2007, respectively, in accordance with the terms of FSP APB 14-1, which is discussed in more detail in Note 1 to the Consolidated Financial Statements.
     The Company is not subject to any financial covenants under the Notes other than cross default provisions.
     The Company also has various capital lease obligations which are also included in long-term debt. Aggregate annual principal payments of the capital lease obligations for the next five years are: $842 in 2009, $605 in 2010, $370 in 2011, $356 in 2012 and $57 in 2013.
     Interest paid was $6,189, $4,733 and $4,516 for the years ended December 31, 2008, 2007 and 2006, respectively.

Note 12 — Employee Benefit Plans
Pension Plans
     The Company sponsors a defined benefit pension plan (the “Plan”) which covers certain United States employees not covered by union agreements. In September 2007, the Company amended the Plan to change to a cash balance plan (the “Amended Plan”) effective January 1, 2008. The Plan benefits were frozen effective December 31, 2007 and no further benefits will be accrued under the former benefit calculation. The provisions of the Amended Plan allow for all eligible employees that were previously not able to participate in the Plan to participate in the Amended Plan after the completion of one year of eligible service. Under the Amended Plan, the participants will accrue monthly benefits equal to 3% of their eligible compensation, as defined by the Amended Plan. In addition, each participant account will be credited interest at the 10-year Treasury Rate. The participants’ accrued benefits will vest over three years of credited service. The Company will continue to contribute an amount necessary to meet the ERISA minimum funding requirements. The Company also has an unfunded supplemental executive retirement plan (SERP) for certain executive management employees. In addition, employees covered by union agreements (less than 1% of total Company employees as of December 31, 2008) are included in separate multi-employer pension plans to which the Company makes contributions. Plan benefit and net asset data for these multi-employer pension plans are not available. Also, certain non-union international employees are covered by other retirement plans.
     During the fourth quarter of 2008, the Company recorded a curtailment gain on its defined benefit pension plan of $1,836, which primarily represents the accelerated recognition of unrecognized prior service cost (credit) resulting from the overall reduction in the Company’s workforce during 2008.
     The reconciliation of the beginning and ending balances in benefit obligations and fair value of plan assets, as well as the funded status of the Company’s plans, are as follows:

	Pension Plan		SERP
	Years Ended		Years Ended
	December 31,		December 31,
Change in Benefit Obligation	2008	2007	2008	2007
Projected benefit obligation at beginning of year	$122,913	$137,295	$21,289	$17,433
Service cost	3,482	5,897	583	344
Interest cost	7,214	7,846	1,290	1,123
Amendments	—	(23,100)	59	677
Actuarial (gain) loss	(4,968)	1,623	296	4,913
Benefits paid	(9,375)	(6,648)	(2,396)	(3,201)

Projected benefit obligation at end of year	$119,266	$122,913	$21,121	$21,289

	Pension Plan		SERP
	Years Ended		Years Ended
	December 31,		December 31,
Change in Plan Assets	2008	2007	2008	2007
Fair value of plan assets at beginning of year	$120,070	$114,164	$—	$—
Actual return on plan assets	(33,805)	9,254	—	—
Employer contributions prior to measurement date	—	3,300	2,396	3,201
Benefits paid	(9,375)	(6,648)	(2,396)	(3,201)

Fair value of plan assets at end of year	76,890	120,070	—	—

Unfunded status	$(42,376)	$(2,843)	$(21,121)	$(21,289)

     The accumulated benefit obligations for the Company’s defined benefit pension plan and SERP, are as follows:

	Pension Plan		SERP
	Years Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
Accumulated benefit obligation	$119,266	$122,913	$16,291	$16,896

     Amounts recognized in the balance sheet consist of :

	Pension Plan		SERP
	Years Ended		Years Ended
	December 31,		December 31,
	2008	2007	2007	2007
Current liabilities	$—	$—	$(1,855)	$(2,372)
Noncurrent liabilities	(42,376)	(2,843)	(19,266)	(18,917)

Net amount recognized	$(42,376)	$(2,843)	$(21,121)	$(21,289)

     The amount of accrued benefit liabilities are included in current and long-term liabilities for employee compensation and benefits.
     Amounts recognized in accumulated other comprehensive income as of December 31, 2008 are as follows:

	Pension
	Plan	SERP
Net actuarial loss	$57,485	$11,098
Prior service (credit) cost	(16,464)	1,531
Unrecognized net initial asset	(247)	—

Total (before tax effects)	$40,774	$12,629

Total net of tax effects	$24,056	$7,451

     The net amounts included in accumulated other comprehensive income (loss) in stockholders’ equity as of December 31, 2008 and 2007, was $31,507 which is net of a tax benefit of $21,896, and $8,421 which is net of a tax benefit of $5,448, respectively.
     The weighted-average assumptions that were used to determine the Company’s benefit obligations as of the measurement date (December 31) are as follows:

	Pension Plan		SERP
	December 31,		December 31,
	2008	2007	2008	2007
Discount rate	6.25%	6.00%	6.25%	6.00%
Projected future salary increase	4.00%	4.00%	4.00%	4.00%
     The components of the net periodic benefit cost are as follows:

	Pension Plan			SERP
	Years Ended December 31,			Years Ended December 31,
	2008	2007	2006	2008	2007	2006
Service cost	$3,482	$5,897	$6,628	$583	$344	$310
Interest cost	7,214	7,846	7,533	1,290	1,123	1,150
Expected return on plan assets	(9,915)	(9,570)	(8,158)	—	—	—
Recognized net initial (asset) obligation	(321)	(321)	(321)	—	31	101
Recognized prior service (credit) cost	(1,649)	(126)	318	927	1,468	1,541
Recognized actuarial loss	654	368	1,482	1,798	1,029	884
Curtailment gain	(1,836)	—	—	—	—	—

Net periodic (benefit) cost	(2,371)	4,094	7,482	4,598	3,995	3,986
Union plans	219	312	337	—	—	—
Other retirement plans	1,983	1,943	1,675	—	—	—

Total (benefit) cost	$(169)	$6,349	$9,494	$4,598	$3,995	$3,986

     Other changes in plan assets and benefit obligations recognized in other comprehensive income for the years ending December 31, are as follows:

	Pension Plan		SERP
	Years Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net actuarial loss	$38,752	$1,939	$296	$4,913
Recognized actuarial loss	(654)	(368)	(1,798)	(1,029)
Prior service cost (credit)	—	(23,100)	60	677
Recognized prior service credit (cost)	3,485	126	(927)	(1,468)
Recognized net initial asset (obligation)	321	321	—	(31)

Total recognized in other comprehensive income (before tax effects)	$41,904	$(21,082)	$(2,369)	$3,062

Total recognized in other comprehensive income, net of tax effects	$24,472	$(12,967)	$(1,386)	$1,883

Total recognized in net benefit cost and other comprehensive income (before tax effects)	$39,533	$(16,988)	$2,229	$7,057

Total recognized in net benefit cost and other comprehensive income, net of tax effects	$23,127	$(10,448)	$1,304	$4,340

     During 2008, the total unrecognized net loss for the defined benefit pension plan increased by $38.1 million. The variance between the actual and expected return on plan assets during 2008 increased the total unrecognized net loss by $43.7 million. Because the total unrecognized net gain or loss exceeds the greater of 10% of the projected benefit obligation or 10% of the plan assets, the excess will be amortized over the average expected future working lifetime of active plan participants. As of January 1, 2008, the average expected future working lifetime of active plan participants was 11.9 years. Actual results for 2009 will depend on the 2009 actuarial valuation of the plan.
     During 2008, the SERP’s total unrecognized net loss increased by $1.5 million. Because the total unrecognized net gain or loss exceeds the greater of 10% of the projected benefit obligation or 10% of the plan assets, the excess will be amortized over the average expected future working lifetime of active plan participants. As of January 1, 2008, the average expected future working lifetime of active plan participants was 6.5 years. Actual results for 2009 will depend on the 2009 actuarial valuation of the plan.
     Amounts expected to be recognized in the net periodic benefit cost in 2009 are as follows:

	Pension
	Plan	SERP
Loss recognition	$3,828	$1,382
Prior service (credit) cost recognition	(1,486)	908
Net initial (asset) recognition	(247)	—
     The weighted-average assumptions that were used to determine the Company’s net periodic benefit cost as of December 31 were as follows:

	Pension Plan			SERP
	Years Ended			Years Ended
	December 31,			December 31,
	2008	2007	2006	2008	2007	2006
Discount rate	6.00%	6.25%	5.75%	6.00%	6.25%	5.75%
Expected asset return	8.50%	8.50%	8.50%	N/A	N/A	N/A
Salary scale	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%
Average future working lifetime (in years)	11.90	11.38	11.57	6.5	8.59	7.00
     The change in the unrecognized net gain/loss is one measure of the degree to which important assumptions have coincided with actual experience. During 2008 the unrecognized net loss increased by 31.0% for the defined benefit pension plan, and decreased by 7.1% for the SERP as compared to the projected benefit obligation as of December 31, 2007. The Company changes important assumptions whenever changing conditions warrant. The discount rate is typically changed at least annually and the expected long-term return on plan assets will typically be revised every three to five years. Other material assumptions include the compensation increase rates, rates of employee termination, and rates of participant mortality.
     The discount rate was determined by projecting the plans’ expected future benefit payments as defined for the projected benefit obligation, discounting those expected payments using a theoretical zero-coupon spot yield curve derived from a universe of high-quality bonds as of the measurement date, and solving for the single equivalent discount rate that resulted in the same projected benefit obligation. A 0.25% increase/(decrease) in the discount rate for the defined benefit pension plan would have (decreased)/increased the net periodic benefit cost for 2008 by $0.3 million and (decreased)/increased the year-end projected benefit obligation by $3.4 million. In addition, a 0.25% increase/(decrease) in the discount rate for the SERP would have (decreased)/increased the year-end projected benefit obligation by $0.3 million. This hypothetical increase/(decrease) in the discount rate would not have a material effect on the net periodic benefit cost for the SERP in 2008.
     The expected rate of return on plan assets for the defined benefit pension plan was determined based on historical and expected future returns of the various asset classes, using the target allocations described below. Each 0.25% increase/(decrease) in the expected rate of return assumption would have (decreased)/increased the net periodic benefit cost for 2008 by $0.3 million. Since the SERP is not funded, an increase/(decrease) in the expected rate of return assumption would have no impact on the net periodic benefit cost for 2008.
     The percentage of the fair value of total pension plan assets held by asset category as of December 31, 2008, 2007, and 2006 were as follows:

	December 31,
Asset Category	2008	2007	2006
Equity securities	68%	79%	80%
Fixed income securities	27	18	19
Other	5	3	1

Total	100%	100%	100%

The Company is currently evaluating its Plan guidelines and investment strategies.
The following information is based on the Company’s Pension Committee’s guidelines as of December 31, 2008:
     The Company’s investment objective as it relates to pension plan assets is to obtain a reasonable rate of return, defined as income plus realized and unrealized capital gains and losses — commensurate with the Prudent Man Rule of the Employee Retirement Income Security Act (“ERISA”) of 1974. The Company expects its investment managers who invest in equity funds to produce a cumulative annualized total return net-of-fees that exceeds the appropriate broad market index by a minimum of 100 basis points per year over moving 3 and/or 5-year periods. The Company expects its investment managers who invest in fixed income securities to produce a cumulative annualized total return net-of-fees that exceeds the appropriate broad market index by a minimum of 50 basis points per year over moving 3 and/or 5-year periods. The Company also expects its investment managers to maintain premium performance compared to a peer group of similarly oriented investment advisors.
     In selecting equities for all funds, including convertible and preferred securities, futures and covered options, traded on a U.S. stock exchange or otherwise available as ADRs (American Depository Receipts), the Company expects its investment managers to give emphasis to high-quality companies with proven management styles and records of growth, as well as sound financial structure. Domestic equity managers may invest in foreign securities in the form of ADRs; however, unless the Company approves, the manager may not exceed 20% of the equity market value of the account. Security selection and diversification is the sole responsibility of the portfolio manager, subject to: (i) a maximum 6% commitment of the total equity market value for an individual security; (ii) for funds benchmarked by the Russell 1000 or S&P 500 indexes, 30% for a particular economic sector, utilizing the 15 S&P 500 economic sectors; and (iii) for funds benchmarked by the Russell 2000 index, a 40% maximum in any Russell 2000 Index major sector and no more than two times (2X) the weight of any major Russell 2000 Index industry weight.
     Fixed income securities are limited to U.S. Treasury issues, Government Agencies, Mortgages or Corporate Bonds with ratings of Baa or BBB or better as rated by Moody’s or Standard and Poor’s, respectively. Securities falling below investment grade after purchase are carefully scrutinized to see if they should be sold. Investments are typically in publicly held companies. The duration of fixed income in the aggregate is targeted to be equal to that of the broad, domestic fixed income market, plus or minus 3 years. In a rising interest rate environment, the Company may designate a portion of the fixed income assets to be held in shorter-duration instruments to reduce the risk of loss of principal.
     The Company targets the plan’s asset allocation within the following ranges within each asset class:

Asset Classes	Ranges
Equities	65-85%
Domestic	55-75%
Large Cap Core	28-38%
Large Cap Value	15-25%
Small Cap	10-20%
International	5-15%
Fixed Income	15-35%
Alternatives	5-15%
     The Company seeks to diversify its investments in a sufficient number of securities so that a decline in the price of one company’s securities or securities of companies in one industry will not have a pronounced negative effect upon the value of the entire portfolio. There is no limit on the amount of the portfolio’s assets that can be invested in any security issued by the United States Government or one of its agencies. No more than 6% of the portfolio’s assets of any one manager at market are to be invested in the securities of any one company.
     In addition, investment managers are prohibited from trading in certain investments and are further restricted as follows (unless specifically approved by the Company’s management as an exception):

•	Option trading is limited to writing covered options;

•	Letter stock;

•	Bowne & Co., Inc. common stock;

•	Commodities;

•	Direct real estate or mortgages;

•	Security loans;

•	Risky or volatile derivative securities as commonly defined by the financial industry;

•	Manager portfolios may hold no greater than two times (2X) their respective index sector weights, up to a maximum of 30%;

•	No position greater than two (2) week’s average trading volume;

•	No more than 4.99% of the outstanding shares of any company may be owned in the portfolio; and

•	Unless authorized in specific manager guidelines, managers may not sell securities short, buy securities on margin, buy private or direct placements or restricted securities, borrow money or pledge assets, nor buy or sell commodities or annuities.
     The Company monitors investment manager performance on a regular basis for consistency of investment philosophy, return relative to objectives, and investment risk. Risk is evaluated as a function of asset concentration, exposure to extreme economic conditions, and performance volatility. Investment performance is reviewed on a quarterly basis, and individual managers’ results are evaluated quarterly and over rolling one, three and five-year periods.
     The Company expects the following benefit payments to be paid out of the plans for the years indicated. The expected benefits are based on the same assumptions used to measure the Company’s benefit obligation at December 31, 2008 and include estimated future employee service. Payments from the pension plan are made from plan assets, whereas payments from the SERP are made by the Company.

Year	Pension Plan	SERP
2009	$3,177	$1,912
2010	6,022	329
2011	5,151	814
2012	8,477	2,655
2013	9,998	2,976
2014 – 2018	44,108	17,716
     The Company expects to contribute approximately $6.0 million to its defined benefit pension plan in 2009 and approximately $1.9 million to its unfunded supplemental retirement plan. Funding requirements for subsequent years are uncertain and will significantly depend on whether the plan’s actuary changes any assumptions used to calculate plan funding levels, the actual return on plan assets, changes in the employee groups covered by the plan, and any new legislative or regulatory changes affecting plan funding requirements. For tax planning, financial planning, cash flow management or cost reduction purposes the Company may increase, accelerate, decrease or delay contributions to the plan to the extent permitted by law.
Other Postretirement Benefit Plan
     As described in more detail in the Company’s annual report on Form 10-K for the year ended December 31, 2007, the Company identified an unfunded postretirement benefit plan (“OPEB”) offered to substantially all of the non-union full-time employees in Canada. The costs for these benefits were not accounted for under Statement of Financial Accounting Standard No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” (“SFAS 106”), but were instead expensed as incurred based on the premiums paid on behalf of retirees receiving benefits under the plan. The Company has determined that the previously unrecorded accumulated benefit obligation and the incremental expense associated with this benefit plan were not material to the Company’s previously issued financial statements. The OPEB plan was amended in 2007, which resulted in the Company recognizing a curtailment gain of $1,704 for the year ended December 31, 2007.
     Included in the Consolidated Balance Sheet as of December 31, 2008 and 2007 are $957 and $1,378, respectively, which represents the benefit obligations associated with the OPEB. The net cost (credit) for the OPEB included in the Consolidated Statement of Operations for the years ended December 31, 2008, 2007 and 2006 amounted to $74, ($1,087) and $71, respectively. As previously discussed, the credit reflected in the Statement of Operations for 2007 related to the OPEB includes a curtailment gain and the recognition of prior-year expenses in order to comply with the provisions of SFAS 106.
     The amounts recognized in the balance sheet consist of:

	December 31,
	2008	2007
Current liabilities	$(63)	$(62)
Noncurrent liabilities	(894)	(1,316)

Net amount	$(957)	$(1,378)

     As of December 31, 2008 and 2007, the net amount included in accumulated other comprehensive (loss) income in stockholders’ equity related to the OPEB was ($62) which is net of a tax benefit of ($40), and $24 which is net of a tax of $13, respectively.
     The components of the net periodic postretirement benefit cost related to the OPEB would have been as follows if the OPEB was accounted for in compliance with SFAS 106 for all periods presented:

	Years Ended December 31,
	2008	2007	2006
Service cost	$7	$131	$140
Interest cost	67	135	129

Net periodic cost of defined benefit plans	$74	$266	$269

     The change in the projected benefit obligation and funded status of the OPEB plan are as follows:

	December 31,
Change in Benefit Obligation	2008	2007
Projected benefit obligation at beginning of year	$1,378	$2,742
Service cost	7	131
Interest cost	67	135
Prior service cost	—	(1,706)
Actuarial gain	(153)	(232)
Benefits paid	(76)	(57)
Foreign currency	(266)	365

Projected benefit obligation at end of period	$957	$1,378

     The accumulated postretirement benefit obligation was determined using a weighted average discount rate of 6.75% in 2008 and 5.5% in 2007. The net periodic benefit cost was determined using a weighted average discount rate of 5.5% for 2008 and 5.0% for 2007 and 2006.
     The health care cost trend rates are anticipated to increase by 12.5% in 2009 for benefit coverage under the OPEB. The increase is expected to gradually decline by 0.5% thereafter. The health care cost trend rate assumptions could impact the amounts reported. A 1.0% increase/(decrease) in the health care cost trend rate in 2008 would increase/(decrease) the year-end projected benefit obligation by approximately $251 and ($194), respectively. This hypothetical increase/(decrease) in the health care cost trend rates would not have a material effect on the net periodic benefit cost for the OPEB in 2008.
     The Company expects the following benefit payments to be paid out of the plan for the years indicated. The expected benefits are based on the same assumptions used to measure the Company’s benefit obligation at December 31, 2008, and include estimated future employee service. Payments for the OPEB plan are made by the Company.

Year
2009	$53
2010	57
2011	60
2012	63
2013	70
2014 – 2018	387
Defined Contribution Plans
     The Company has a 401(k) Savings Plan (the “401(k)”) which substantially all of the Company’s domestic eligible non-union employees can participate in. The 401(k) is subject to the provisions of the ERISA Act of 1974. The Company matched 100% of the first 3% of the participant’s compensation contributed to the 401(k), plus 50% of the next 2% of compensation contributed to the 401(k) for all periods presented. Amounts charged to income for the 401(k), representing the Company’s matching contributions, were $6,992, $5,680 and $5,658 for the years ended December 31, 2008, 2007 and 2006, respectively. Participants in the 401(k) can elect to invest contributions in the Company’s common stock. The 401(k) acquired 314,486, 56,800, and 34,500 shares of the common stock of the Company during 2008, 2007 and 2006, respectively. The 401(k) held 870,415, 687,113 and 822,065 shares of the Company’s common stock at December 31, 2008, 2007 and 2006, respectively. The shares held by the 401(k) are considered outstanding in computing the Company’s basic earnings per share and dividends paid to the 401(k) are charged to retained earnings. The Company’s foreign subsidiaries contribute to various defined contribution plans. The costs related to these plans are classified as other in the net periodic benefit cost disclosure for the Company’s pension plan.
     Effective January 1, 2009, the Company suspended its matching contributions to the 401(k) for the 2009 plan year as a result of the Company’s cost savings initiatives to mitigate the effects of the current economic conditions.
Health Plan
     The Company maintains a voluntary employee benefit health and welfare plan (the “Plan”) covering substantially all of its non-union employees. The Company funds disbursements as incurred. At December 31, 2008 and 2007, accrued expenses for Plan participants’ incurred but not reported claims were $1,986 and $2,137, respectively. Plan expenses were $18,513, $18,207 and $16,963 for the years ended December 31, 2008, 2007, and 2006, respectively.
Note 13 — Deferred Employee Compensation
     Liabilities for deferred employee compensation consists of the following:

	December 31,
	2008	2007
Pension and other retirement costs, long-term	$43,270	$4,159
Supplemental retirement, long-term	19,266	18,917
Deferred compensation and other long-term benefits	13,332	13,732

	$75,868	$36,808

Note 14 — Other Income
     The components of other income are summarized as follows:

	Years Ended December 31,
	2008	2007	2006
Interest income	$1,748	$2,775	$3,673
Foreign currency gain (loss)	2,822	(1,526)	(27)
Other income (expense)	991	(122)	(306)

Total other income	$5,561	$1,127	$3,340

Note 15 — Commitments and Contingencies
Lease commitments

     The Company and its subsidiaries occupy premises and utilize equipment under leases which are classified as operating leases and expire at various dates to 2026. Many of the leases provide for payment of certain expenses and contain renewal and purchase options. The Company also has equipment financed under capital leases which are described more fully in Note 11 to the Consolidated Financial Statements.
     Rent expense relating to premises and equipment amounted to $38,180, $34,031 and $37,407 for the years ended December 31, 2008, 2007 and 2006, respectively. Also included in these figures is rent expense from short-term leases. The minimum annual commitments under non-cancelable leases and other operating arrangements are summarized as follows:

2009	$32,824
2010	25,558
2011	20,885
2012	17,487
2013	15,078
2014 – 2026	84,920

Total	$196,752

     Future rental commitments for leases have not been reduced by minimum non-cancelable sublease rentals aggregating approximately $7.9 million. The Company remains secondarily liable under these leases in the event that the sub-lessee defaults under the sublease terms. The Company does not believe that material payments will be required as a result of the secondary liability provisions of the primary lease agreements.
Purchase Commitments
     The Company has entered into service agreements with vendors to outsource certain services. The terms of the agreements run through 2013, with minimum annual purchase commitments of $12,600 in 2009, $14,583 in 2010, $15,917 in 2011, $5,000 in 2012 and $417 in 2013.
Contingencies
     The Company is involved in certain litigation in the ordinary course of business and believes that the various asserted claims and litigation would not materially affect its financial position, operating results or cash flows.
Note 16 — Stockholders’ Equity
     The Company has a Stockholder Rights Plan that grants each stockholder a right to purchase 1/1000th of a share of Preferred Stock for each share of common stock owned when certain events occur. These certain events involve the acquisition, tender offer or exchange of 20% or more of the common stock by a person or group of persons, without the approval of the Company’s Board of Directors. Prior to the event, the Rights will be linked to the underlying shares of the common stock and may not be transferred by themselves.
     Since inception of the Company’s share repurchase program in December 2004 through December 31, 2007, the Company effected the repurchase of approximately 12.9 million shares of its common stock at an average price of $15.18 per share for an aggregate purchase price of approximately $196.3 million, which is described in more detail in the Company’s annual report on Form 10-K for the year ended December 31, 2007. During the year ended December 31, 2007, the Company repurchased approximately 3.1 million shares of its common stock for approximately $51.7 million (an average price of $16.52 per share). This program was completed in December 2007, and there were no repurchases of the Company’s common stock by the Company during 2008.
Note 17 — Stock Option Plans
     The Company has two stock incentive plans, a 1999 Plan (which was amended in May 2006) and a 2000 Plan. The 1999 Plan was approved by shareholders. The 2000 Plan did not require shareholder approval.
     The 1999 Incentive Compensation Plan was amended in 2006. As a result of the amendment, the shares reserved for equity awards under the 1999 Amended Plan were increased by 3,000,000 shares to 7,827,500 shares. The 1999 Amended Plan also eliminated the 300,000 limit on the number of shares reserved under the Plan for the issuance of awards other than stock options and stock appreciation rights (“SARs”). The 1999 Amended Plan provides for the granting of stock awards to officers, key employees, non-employee directors, and others who provide substantial services to the Company, at a price not less than the fair market value on the date the award is granted. According to the 1999 Amended Plan the grant of equity awards will be counted under a “fungible pool”

approach, under which grants of stock options continue to count as one share, and the issuance of a share of stock pursuant to the grant of an award other than an option or SAR will count as 2.25 shares. The Company’s 2000 Incentive Compensation Plan provides for the granting of options to purchase 3,000,000 shares to key employees and others who provide substantial services to the Company, also at a price not less than the fair market value on the date each option is granted.
     The 1999 Amended Plan permits grants of either Incentive Stock Options or Nonqualified Options. Options become exercisable as determined at the date of grant by a committee of the Board of Directors. Options granted have a term of seven or ten years determined on the date of grant. The 1999 Amended Plan permits the issuances of SARS, limited stock appreciation rights (“LSARs”), restricted stock, restricted stock units, deferred stock units, and stock granted as a bonus, dividend equivalent, performance award or annual incentive award. The 2000 Plan permits the issuance of Nonqualified Options, SARs, LSARs, restricted stock, restricted stock units, deferred stock units, and stock granted as a bonus, dividend equivalent, other stock-based award or performance award. SARs and LSARs may be paid in shares, cash or combinations thereof. The Compensation and Management Development Committee of the Board (the “Committee”) governs most of the parameters of the 1999 and 2000 Plans including grant dates, expiration dates, and other awards.
     The Company uses treasury shares to satisfy stock option exercises from the 2000 Plan, deferred stock units, and restricted stock awards. To the extent treasury shares are not used, shares are issued from the Company’s authorized and unissued shares.
     The following table summarizes the number of securities to be issued upon exercise of outstanding options, vesting of restricted stock and conversion of deferred stock units into shares of stock, and the number of securities remaining available for future issuance under the Company’s plans as of December 31, 2008:

	Number of Securities	Weighted-Average
	to be Issued Upon	Exercise Price of
	Exercise/Conversion	Outstanding Options
Plan approved by shareholders (1999 Plan):
Stock options	2,241,401	$11.26
Restricted stock and restricted stock units	136,000	(a)
Deferred stock units	319,652	(a)
Plan not approved by shareholders (2000 Plan):
Stock options	403,900	$9.13
Deferred stock units	416,747	(a)

Total	3,517,700

(a)	Not applicable
     There were no SARs or LSARs outstanding as of December 31, 2008.
     The number of securities remaining available for future issuance as of December 31, 2008 is as follows:

Plans approved by shareholders (1999 Plan)	41,177
Plan not approved by shareholders (2000 Plan)	223,747

Total	264,924

     The details of the stock option activity for the year ended December 31, 2008 is as follows:

		Weighted-
		Average	Aggregate
	Number of	Exercise	Intrinsic
	Options	Price	Value
Outstanding as of January 1, 2008	2,362,230	$13.88
Granted	770,000	$4.05
Exercised	(68,500)	$11.19
Cancellations/Forfeitures	(418,429)	$14.82

Outstanding as of December 31, 2008	2,645,301	$10.94	$1,374
Exercisable as of December 31, 2008	1,615,676	$13.53	$—
     The total intrinsic value of the options exercised during the years ended December 31, 2008, 2007 and 2006 were $217, $4,253 and $2,587, respectively. The amount of cash received from the exercise of stock options was $766, $11,714 and $12,533 for the years ended December 31, 2008, 2007 and 2006, respectively. The tax benefit recognized related to compensation expense for stock options amounted to $71, $66 and $157 for the years ended December 31, 2008, 2007 and 2006, respectively. The actual tax benefit realized for the tax deductions from stock option exercises was $74, $1,626 and $999 for the years ended December 31, 2008, 2007 and 2006, respectively. SFAS 123(R) requires that excess tax benefits related to stock option exercises be reflected as financing cash inflows. This treatment resulted in cash flows from financing activities of $11, $667 and $184 for the years ended December 31, 2008, 2007 and 2006, respectively.
     The following table summarizes information concerning outstanding and exercisable stock option awards as of December 31, 2008:

	Options Outstanding			Options Exercisable
		Weighted-	Weighted-		Weighted-
		Average	Average		Average
Range of	Number	Remaining	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life	Price	Exercisable	Price
$ 4.05 – $10.31	935,895	6 years	$4.99	165,895	$9.40
$10.32 – $11.99	142,732	2 years	$10.61	142,732	$10.61
$12.00 – $14.00	663,089	2 years	$13.42	645,089	$13.40
$14.01 – $15.77	868,665	4 years	$15.24	630,790	$15.21
$15.78 – $19.72	34,920	7 years	$17.49	31,170	$17.56

	2,645,301	4 years	$10.94	1,615,676	$13.53

     The following table summarizes information about nonvested stock option awards as of December 31, 2008:

		Weighted-
		Average
	Number of	Grant-Date
	Options	Fair Value
Nonvested stock options as of January 1, 2008	509,275	$4.99
Granted	770,000	$1.66
Vested	(233,900)	$4.91
Forfeited	(15,750)	$4.73

Nonvested stock options as of December 31, 2008	1,029,625	$2.52

     Total compensation expense recognized related to stock options that vested during the years ended December 31, 2008, 2007 and 2006 amounted to $221, $536 and $523, respectively.
Deferred Stock Awards
     The Company maintains a program for certain key executives and directors that provides for the conversion of a portion of their cash bonuses or directors’ fees into deferred stock units. These units are convertible into the Company’s common stock on a one-for-one basis, generally at the time of retirement or earlier under certain specific circumstances, and are included as shares outstanding in computing the Company’s basic and diluted earnings (loss) per share. At December 31, 2008 and 2007, the amounts included in stockholders’ equity for these units were $6,068 and $5,199, respectively. At December 31, 2008 and 2007, there were 557,652 and 471,340 units outstanding, respectively.
     Additionally, the Company has a Deferred Sales Compensation Plan for certain sales personnel. This plan allows a salesperson to defer payment of commissions to a future date. Participants may elect to defer commissions to be paid in either cash or a deferred stock equivalent (the value of which is based upon the value of the Company’s common stock), or a combination of cash or deferred stock equivalents. The amounts deferred, plus any matching contribution made by the Company, will be paid upon retirement, termination or in certain hardship situations. Amounts accrued which the employees participating in the plan have elected to be paid in deferred stock equivalents amounted to $2,178 and $2,221 at December 31, 2008 and 2007, respectively. In January 2004, the Plan was amended to require that the amounts to be paid in deferred stock equivalents would be paid solely in the Company’s common stock. At December 31, 2008 and 2007, these amounts are a component of additional paid in capital in stockholders’ equity. The payment of certain vested employer matching amounts due under the plan may be accelerated in the event of a change of control, as defined in the plan. At December 31, 2008 and 2007, there were 178,747 and 179,862 deferred stock equivalents, respectively, outstanding under this Plan. These awards are included as shares outstanding in computing the Company’s basic and diluted earnings per share.
     Compensation expense related to deferred stock awards amounted to $1,164, $1,019 and $1,012 for the years ended December 31, 2008, 2007 and 2006, respectively.

Restricted Stock and Restricted Stock Units (excluding awards under the Equity Incentive Plans)
     In accordance with the 1999 Incentive Compensation Plan, the Company granted certain senior executives restricted stock and restricted stock units (“RSUs”) awards. The awards have various vesting conditions and are subject to certain terms and restrictions in accordance with the agreements. The fair value of the awards is determined based on the fair value of the Company’s stock at the date of grant and is charged to compensation expense over the requisite service periods.
     A summary of the restricted stock activity for 2008 is presented below:

		Weighted-
		Average
	Number of	Grant-Date
	Shares	Fair Value
Nonvested restricted stock and RSUs as of January 1, 2008	24,000	$15.22
Granted	126,000	$13.32
Vested	(14,000)	$15.14
Forfeited	—	—

Nonvested restricted stock and RSUs as of December 31, 2008	136,000	$13.47

     Compensation expense related to these awards amounted to $883, $410 and $1,064 for the years ended December 31, 2008, 2007 and 2006, respectively. As of December 31, 2008 unrecognized compensation expense related to these awards amounted to $1,020, which will be recognized over a weighted-average period of 1.6 years.
Long-Term Equity Incentive Plan
     The Company’s Board of Directors approved a Long-Term Equity Incentive Plan (“LTEIP”) which became effective retroactive to January 1, 2006 upon the approval of the 1999 Amended Incentive Compensation Plan on May 25, 2006. In accordance with the 1999 Amended Incentive Plan, certain officers and key employees were granted RSUs at a target level based on certain criteria. The actual amount of RSUs earned was based on the level of performance achieved relative to established goals for the three-year performance cycle beginning January 1, 2006 through December 31, 2008 and ranged from 0% to 200% of the target RSUs granted. The performance goal was based on the average return on invested capital (“ROIC”) for the three-year performance cycle. The LTEIP provided for accelerated payout if the maximum average ROIC performance target was attained within the initial two years of the three-year performance cycle. The awards were subject to certain terms and restrictions in accordance with the agreements. The fair value of the RSUs granted was determined based on the fair value of the Company’s stock at the date of grant and was charged to compensation expense for most employees based on the date of grant through the payment date.
     As discussed in further detail in Note 17 to the Consolidated Financial Statements in the Company’s annual report on Form 10-K for the year ended December 31, 2007, the maximum average ROIC performance target was attained in 2007, and as a result, the Company recognized compensation expense reflecting the accelerated payout at 200%. The Company recorded compensation expense related to the LTEIP of $1,122, $11,238 and $1,461 for the years ended December 31, 2008, 2007 and 2006, respectively. The compensation expense recognized under the LTEIP for the year ended December 31, 2008, represents the remaining compensation to be vested through the payment date of the awards, which occurred in March 2008 based on the 2007 results of operations. The total amount of shares awarded in March 2008 related to the settlement of the LTEIP was approximately 938,000.
2008 Equity Incentive Plan
     In April 2008, the Company’s Compensation and Management Development Committee of the Board of Directors approved the 2008 Equity Incentive Plan (“EIP”). In accordance with the EIP, certain officers and key employees were granted 209,000 RSUs at a target level during 2008. The actual amount of RSUs to be earned was based on the level of performance achieved relative to established goals for the one-year performance period beginning January 1, 2008 through December 31, 2008 and ranged from 0% to 200% of the target RSUs granted. The performance goal was based on the Company’s ROIC for the one-year performance period. In December 2008, these awards were cancelled as the Company determined that the performance level for payout under the plan had not been met. As such, there is no compensation expense recognized under this plan for the year ended December 31, 2008.

Note 18 — Comprehensive (Loss) Income
     The components of accumulated other comprehensive (loss) income are summarized as follows:

	December 31,
	2008	2007	2006
Foreign currency translation adjustment	$(1,925)	$9,863	$2,284
Pension liability adjustment (net of tax effect)	(31,445)	(8,445)	(19,668)
Unrealized losses on marketable securities (net of tax effect)	(129)	(24)	(20)

	$(33,499)	$1,394	$(17,404)

Note 19 — Segment Information
     As discussed in further detail in the Company’s annual report on Form 10-K for the year ended December 31, 2007, during 2007 the Company announced several significant changes to its organizational structure to support the consolidation of its divisions into a unified model that supports Bowne’s full range of service offerings, from services related to capital markets and compliance reporting to investment management solutions and personalized, digital marketing communications. These modifications were made in response to the evolving needs of our clients, who are increasingly asking for services that span Bowne’s full range of offerings. As a result of these changes, we evaluated the impact on segment reporting and made certain changes to our segment reporting in the first quarter of 2008. The Company now has one reportable segment, which is consistent with the way the Company is structured and managed. The Company had previously reported two reportable segments: Financial Communications and Marketing & Business Communications. The consolidated financial statements for the years ended December 31, 2008, 2007 and 2006 have been presented to reflect one reportable segment in accordance with SFAS No. 131.
     The Company’s performance is evaluated based on several factors, of which the primary financial measure is segment profit. Segment profit is defined as gross profit (revenue less cost of revenue) less selling and administrative expenses. Segment performance is evaluated exclusive of interest, income taxes, depreciation, amortization, restructuring, integration and asset impairment charges, and other expenses and other income. Segment profit is measured because management believes that such information is useful in evaluating the Company’s results relative to other entities that operate within our industry. Segment profit is also used as the primary financial measure for purposes of evaluating financial performance under the Company’s annual incentive plan.
     The information presented below reconciles segment profit to (loss) income from continuing operations before income taxes.

	Years Ended December 31,
	2008	2007	2006
Revenue	$766,645	$850,617	$833,734
Cost of revenue (exclusive of depreciation and amortization shown below)	(525,047)	(531,230)	(543,502)

Gross profit	241,598	319,387	290,232
Selling and administrative (exclusive of depreciation and amortization shown below)	(208,374)	(242,118)	(224,011)

Segment profit	33,224	77,269	66,221
Depreciation	(28,491)	(27,205)	(25,397)
Amortization	(4,606)	(1,638)	(534)
Restructuring charges, integration costs and asset impairment charges	(39,329)	(17,001)	(14,159)
Purchased in-process research and development	—	—	(958)
Interest expense	(8,495)	(8,320)	(8,046)
Gain on sale of equity investment	—	9,210	—
Other income, net	5,561	1,127	3,340

(Loss) income from continuing operations before income taxes	$(42,136)	$33,442	$20,467

     Geographic information about the Company’s revenue, which is principally based on the location of the selling organization, and long-lived assets, is presented below:

	Years Ended December 31,
	2008	2007	2006
Revenue by source:
United States	$618,709	$658,158	$647,265
Canada	63,021	82,736	89,349
Other international, primarily Europe and Asia	84,915	109,723	97,120

	$766,645	$850,617	$833,734

	Years Ended December 31,
	2008	2007
Long-lived assets, net:
United States	$220,933	$156,825
Canada	7,414	10,580
Other international, primarily Europe and Asia	5,581	6,389

	$233,928	$173,794

Note 20 — Subsequent events
     In January 2009, the Company reduced its workforce by an additional 200 positions, or 6% of the Company’s total headcount. The reduction in workforce included a broad range of functions and was enterprise wide. The Company estimates that the related restructuring charges, primarily severance and other employee-related costs, resulting from these actions will result in a first quarter 2009 pre-tax charge of $4.0 million.
The Company’s Board of Directors approved a new Long-Term Incentive Plan (the “2009 LTIP”) on March 5, 2009. The 2009 LTIP includes certain officers and key employees. The actual amount to be earned under the 2009 LTIP is based on the level of performance achieved relative to established goals for the three-year performance cycle beginning January 1, 2009 through December 31, 2011, and ranges from 0% to 200%. The estimated compensation expense to be recognized for the 2009 LTIP at the target performance metric for the years ended December 31, 2009 through 2012, is approximately $2.3 million, $3.0 million, $3.0 million and $0.8 million, respectively. The 2009 LTIP provides for accelerated vesting if the maximum performance target is attained within the initial two-years of the three-year performance cycle. Amounts to be earned under the 2009 LTIP will be paid in cash, if earned, with the possibility of converting the cash awards into stock awards at a future date.
Note 21 —Retrospective Adoption of FSP APB 14-1
     In May 2008, the FASB issued FSP APB 14-1. The Company adopted this FSP during the first quarter of 2009. The Company has retrospectively recasted its results for the years ended December 31, 2008, 2007 and 2006 to reflect the adoption of FSP APB 14-1. In addition, Notes 1, 10, 11 and 20 to the Consolidated Financial Statements have been adjusted to present the retrospective adoption of this FSP. FSP APB 14-1 requires the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) to be separately accounted for in a manner that reflects the issuer’s nonconvertible debt borrowing rate. As such, the initial debt proceeds from the sale of the Company’s convertible subordinated debentures, which are discussed in more detail in Note 11 to the Consolidated Financial Statements, are required to be allocated between a liability component and an equity component as of the debt issuance date. The resulting debt discount is amortized over the instrument’s expected life as additional non-cash interest expense. FSP APB 14-1 was effective for fiscal years beginning after December 15, 2008 and requires retrospective application.

     Upon adoption of FSP APB 14-1, the Company measured the fair value of the Company’s $75.0 million 5% Convertible Subordinated Debentures (“Notes”) issued in September 2003, using an interest rate that the Company could have obtained at the date of issuance for similar debt instruments without an embedded conversion option. Based on this analysis, the Company determined that the fair value of the Notes was approximately $61.7 million as of the issuance date, a reduction of approximately $13.3 million in the carrying value of the Notes, of which $8.2 million was recorded as additional paid-in capital, and $5.1 million was recorded as a deferred tax liability. Also in accordance with FSP APB 14-1, the Company is required to allocate a portion of the $3.3 million of debt issuance costs that were directly related to the issuance of the Notes between a liability component and an equity component as of the issuance date, using the interest rate method as discussed above. Based on this analysis, the Company reclassified approximately $0.4 million of these costs as a component of equity and approximately $0.3 million as a deferred tax asset. These costs were amortized through October 1, 2008, as this was the first date at which the redemption and repurchase of the Notes could occur.
     On October 1, 2008, the Company repurchased approximately $66.7 million of the Notes, and amended the terms of the remaining $8.3 million of Notes outstanding (the “Amended Notes”), effective October 1, 2008. The amendment increased the semi-annual cash interest payable on the Notes from 5.0% to 6.0% per annum, and changed the conversion price applicable to the Notes from $18.48 per share to $16.00 per share for the period from October 1, 2008 to October 1, 2010. In accordance with FSP APB 14-1 the Company remeasured the fair value of the Amended Notes using an applicable interest rate for similar debt instruments without an embedded conversion option as of the amendment date. Based on this analysis, the Company determined that the fair value of the Amended Notes was approximately $7.6 million as of the amendment date, a reduction of approximately $0.7 million in the carrying value of the Amended Notes, of which $0.4 million was recorded as additional paid-in capital, and $0.3 million was recorded as a deferred tax liability.
     The Company recognized interest expense for the Notes of $5.4 million in 2008, $6.6 million in 2007 and $6.3 million in 2006. The effective interest rate for the year ended December 31, 2008 was 9.6% and was 9.5% for the years ended December 31, 2007 and 2006. Included in interest expense for these periods was additional non-cash interest expense of approximately $2.5 million in 2008, $2.9 million in 2007 and $2.6 million in 2006, as a result of the adoption of this FSP.
     The following table illustrates the impact of adopting FSP APB 14-1 on the Company’s income (loss) from continuing operations before income taxes, income (loss) from continuing operations, net income (loss), earnings (loss) per share from continuing operations, and earnings (loss) per share:

	Years Ended December 31,
	2008	2007	2006
Impact on income (loss) from continuing operations before income taxes	$(2,476)	$(2,887)	$(2,569)
Impact on income (loss) continuing operations	$(1,522)	$(1,775)	$(1,580)
Impact on basic earnings (loss) per share from continuing operations	$(0.06)	$(0.06)	$(0.05)
Impact on diluted earnings (loss) per share from continuing operations	$(0.06)	$(0.02)	$(0.05)

Impact on net income (loss)	$(1,522)	$(1,775)	$(1,580)
Impact on basic earnings (loss) per share	$(0.06)	$(0.06)	$(0.05)
Impact on diluted earnings (loss) per share	$(0.06)	$(0.02)	$(0.05)
     As of December 31, 2008 the carrying value of the Amended Notes amounted to approximately $7.5 million and is classified as noncurrent liabilities in the accompanying Consolidated Balance Sheet. As of December 31, 2007, the carrying value of the Notes amounted to approximately $72.1 million and is classified as current liabilities in the accompanying Consolidated Balance Sheet. The classification of the Notes is discussed in more detail in Note 11 to the Consolidated Financial Statements.

BOWNE & CO., INC. AND SUBSIDIARIES
SUMMARY OF QUARTERLY DATA
(In thousands, except share and per share information, unaudited)
     A summary of quarterly financial information for the years ended December 31, 2008 and 2007 is as follows:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Full Year
Year Ended December 31, 2008
Revenue	$208,767	$237,008	$163,956	$156,914	$766,645
Gross profit	70,604	86,910	42,055	42,029	241,598
Income (loss) from continuing operations before income taxes	1,352	2,937	(26,084)	(20,341)	(42,136)
Income tax (expense) benefit	(64)	(1,361)	8,356	4,797	11,728

Income (loss) from continuing operations	1,288	1,576	(17,728)	(15,544)	(30,408)
(Loss) income from discontinued operations, net of tax	(578)	(285)	6,084	498	5,719

Net income (loss)	$710	$1,291	$(11,644)	$(15,046)	$(24,689)

Earnings (loss) per share from continuing operations:
Basic	$0.05	$0.06	$(0.64)	$(0.56)	$(1.11)
Diluted	$0.05	$0.06	$(0.64)	$(0.56)	$(1.11)
(Loss) earnings per share from discontinued operations:
Basic	$(0.02)	$(0.01)	$0.22	$0.02	$0.21
Diluted	$(0.02)	$(0.01)	$0.22	$0.02	$0.21
Total earnings (loss) per share:
Basic	$0.03	$0.05	$(0.42)	$(0.54)	$(0.90)
Diluted	$0.03	$0.05	$(0.42)	$(0.54)	$(0.90)
Average shares outstanding:
Basic	27,051	27,549	27,624	27,659	27,477
Diluted	27,820	27,834	27,702	27,659	27,677

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Full Year
Year Ended December 31, 2007
Revenue	$212,022	$262,198	$181,678	$194,719	$850,617
Gross profit	82,124	100,282	63,082	73,899	319,387
Income (loss) from continuing operations before income taxes	10,746	22,388	(1,317)	1,625	33,442
Income tax (expense) benefit	(987)	(6,994)	1,816	(1,725)	(7,890)

Income from continuing operations	9,759	15,394	499	(100)	25,552
Income (loss) from discontinued operations, net of tax	495	(136)	(144)	(438)	(223)

Net income (loss)	$10,254	$15,258	$355	$(538)	$25,329

Earnings per share from continuing operations:
Basic	$0.34	$0.54	$0.02	$(0.00)	$0.91
Diluted	$0.32	$0.49	$0.02	$(0.00)	$0.88
Earnings (loss) per share from discontinued operations:
Basic	$0.02	$(0.00)	$(0.00)	$(0.01)	$(0.01)
Diluted	$0.02	$(0.00)	$(0.00)	$(0.01)	$(0.01)
Total earnings per share:
Basic	$0.36	$0.54	$0.02	$(0.01)	$0.90
Diluted	$0.34	$0.49	$0.02	$(0.01)	$0.87
Average shares outstanding:
Basic	28,757	28,384	28,309	27,166	28,161
Diluted	33,253	33,171	28,933	28,050	28,983
     Earnings (loss) per share amounts for each quarter are required to be computed independently, and may not equal the amount computed for the full year.